EXHIBIT 1 to Schedule 13D



                          AGREEMENT AND PLAN OF MERGER




     AGREEMENT AND PLAN OF MERGER, dated as of January 10, 1997 (together with all Schedules and Exhibits hereto, this "Agreement"), by and among Bank of Boston Corporation, a Massachusetts corporation ("Seller"), Mercury Finance Company, a Delaware corporation ("Buyer"), and Fidelity Acceptance Corporation, a Minnesota corporation (the "Company").

     The respective Boards of Directors of Buyer and Company deem it advisable and in the best interests of their respective stockholders to consummate, and have approved, and Seller, as the indirect holder of all of the issued and outstanding shares of capital stock of Company, has likewise approved, the acquisition transaction provided for herein.

     In consideration of the premises and the mutual covenants, representations, warranties and agreements contained herein, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

     Except as otherwise provided herein or as otherwise clearly required by the context, the following terms shall have the respective meanings indicated when used in this Agreement:

     "Acquisition Consideration" shall have the meaning ascribed thereto in
Section 2.05(b).

     "Acquisition Merger" shall have the meaning ascribed thereto in Section
2.01 hereof.

     "Acquisition Subsidiary" shall mean that certain business corporation that has been or shall be organized as a direct wholly-owned subsidiary of Buyer under the laws of the State of Minnesota for the purpose of merging with Company pursuant to the terms hereof.



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     "Acquisition Subsidiary Common Stock" shall have the meaning ascribed thereto in Section 2.05(a) hereof.

     "Agreement" shall have the meaning ascribed thereto in the preamble hereto.

     "Articles of Merger" shall have the meaning ascribed thereto in Section
2.04 hereof.

     "Assistant Attorney General" shall mean the Assistant Attorney General in charge of the Antitrust Division of the United States Department of Justice.

     "Buyer" shall have the meaning ascribed thereto in the preamble hereto.

     "Buyer Balance Sheet" shall have the meaning ascribed thereto in Section
4.06 hereof.

     "Buyer Common Stock" shall have the meaning ascribed thereto in Section
4.02 hereof.

     "Buyer Disclosure Schedule" shall mean the Buyer Disclosure Schedule attached hereto and made a part hereof.

     "Buyer Reports" shall have the meaning ascribed thereto in Section 4.05 hereof.

     "Buyer Stock Option Plan" shall mean the Stock Option Plan of the Buyer, as in effect on the date hereof.

     "Certificates" shall have the meaning ascribed thereto in Section 2.05(b) hereof.

     "Closing" shall mean the consummation of the Acquisition Merger.

     "Closing Date" shall mean the date on which the Closing occurs.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Company" shall have the meaning ascribed thereto in the preamble hereto.

     "Company Balance Sheet" shall have the meaning ascribed thereto in Section
3.05 hereof.


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     "Company Benefit Plans" shall have the meaning ascribed thereto in Section
3.11 hereof.

     "Company Capital Stock" shall have the meaning ascribed thereto in Section
3.02 hereof.

     "Company Common Stock" shall have the meaning ascribed thereto in Section
3.02 hereof.

     "Company Disclosure Schedule" shall mean the Company Disclosure Schedule attached hereto and made a part hereof.

     "Company Employees" shall have the meaning ascribed thereto in Section 3.11 hereof.

     "Company Preferred Stock" shall have the meaning ascribed thereto in
Section 3.02 hereof.

     "Confidential Information" shall have the meaning ascribed thereto in
Section 5.03(b).

     "Damages" shall have the meaning ascribed thereto in Section 9.05.

     "Disclosure Schedules" shall mean, collectively, the Buyer Disclosure Schedule and the Company Disclosure Schedule.

     "Effective Time" shall have the meaning ascribed thereto in Section 2.04 hereof.

     "Encumbrance" shall mean a pledge, security interest, lien, mortgage or other encumbrance.

     "EPA" shall mean the United States Environmental Protection Agency.

     "ERISA" shall have the meaning ascribed thereto in Section 3.11 hereof.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     "FDIC" shall mean the Federal Deposit Insurance Corporation.

     "Federal Reserve" shall mean the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of Boston, as applicable.


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     "FTC" shall mean the Federal Trade Commission.

     "GAAP" shall mean generally accepted accounting principles and practices in effect from time to time within the United States applied consistently throughout the period involved.

     "HSRA" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Injunction" shall have the meaning ascribed thereto in Section 6.01(b) hereof.

     "IRS" shall mean the United States Internal Revenue Service.

     "Loans" shall have the meaning ascribed thereto in Section 3.19 hereof.

     "Material Adverse Effect" shall mean, with respect to any Person, a material adverse effect on the assets, business, operations, results of operations or financial condition of such Person and its subsidiaries, taken as a whole.

     "MBCA" shall have the meaning ascribed thereto in Section 2.01 hereof.

     "NYSE" shall mean the New York Stock Exchange, Inc.

     "PBGC" shall mean the Pension Benefit Guaranty Corporation.

     "Person" means any individual, partnership, joint venture, corporation, limited liability company, trust, unincorporated organization, government or other entity.

     "Records" means, with respect to any Person, all records and original documents in such Person's possession which pertain to and are utilized by such Person to administer, reflect, monitor, evidence or record information respecting its business and operations, including but not limited to, all records and documents relating to (i) corporate, regulatory, supervisory and litigation matters, (ii) tax planning and payment of taxes, (iii) personnel and employment matters and (iv) the business or conduct of the business of such Person and its subsidiaries.

     "Registration Rights Agreement" shall mean the Registration Rights Agreement, dated as of the Closing Date, between Buyer and Seller, in substantially the form attached hereto as Exhibit A.


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     "Related Agreements" shall mean this Agreement, the Registration Rights
Agreement, the Tax Agreement and any other agreement between Buyer, Seller and/or Company that specifies that it is a Related Agreement for purposes of this Agreement.

     "Representatives" shall have the meaning ascribed thereto in Section 5.03(b) hereof.

     "Requisite Regulatory Approvals" shall have the meaning ascribed thereto in
Section 6.01(a) hereof.

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "SEC" shall mean the United States Securities and Exchange Commission.

     "Seller" shall have the meaning ascribed thereto in the preamble hereto.

     "subsidiary" shall mean, with respect to any Person, any other Person of which at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions is directly or indirectly owned or controlled by such Person or by any one or more of such Person's subsidiaries, or by such Person and one or more of its subsidiaries.

     "Surviving Corporation" shall have the meaning ascribed thereto in Section 2.01.

     "Surviving Corporation Common Stock" shall have the meaning ascribed thereto in Section 2.05(a) hereof.

     "Tax Disaffiliation Agreement" shall mean the Tax Disaffiliation Agreement, dated as of the Closing Date, in substantially the form attached hereto as Exhibit B.

     "Termination Date" shall have the meaning ascribed thereto in Section 8.01(b) hereof.

                                   ARTICLE II

                             THE ACQUISITION MERGER

     2.01 The Acquisition Merger. In accordance with the provisions of this Agreement and the Minnesota Business Corporation Act (the "MBCA"), at the

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Effective Time, Acquisition Subsidiary shall be merged with and into Company
(the "Acquisition Merger") with the effect provided in the MBCA, and the separate corporate existence of Acquisition Subsidiary shall cease. Company shall be the surviving corporation in the Acquisition Merger (hereinafter sometimes referred to as the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Minnesota. The name of the Surviving Corporation shall initially be "Fidelity Acceptance Corporation".

     2.02 Articles of Incorporation. The Articles of Incorporation and By-Laws of Company, as in effect at the Effective Time, shall be the Articles of Incorporation and By-Laws of the Surviving Corporation and shall thereafter continue to be the Articles of Incorporation and By-Laws of the Surviving Corporation until amended as provided therein or by law.

     2.03 Directors and Officers. From and after the Effective Time, the directors and officers of the Surviving Corporation shall be those individuals listed on Schedule 2.03 hereto, each to serve in accordance with the Articles of Incorporation and By-laws of the Surviving Corporation and applicable law.

     2.04 Effective Time; Conditions. If all of the conditions precedent set forth in Article VI of this Agreement have been satisfied or waived, and this Agreement has not been terminated under Section 8.01 hereof, articles of merger (the "Articles of Merger") with respect to the Acquisition Merger shall be prepared by Acquisition Subsidiary and Company and filed pursuant to Section 302A.615(2) of the MBCA. The Acquisition Merger shall become effective at, and the Effective Time shall be, the time of filing of the Articles of Merger or such other time as agreed to by Buyer and Seller (such time is herein referred to as the "Effective Time").

         2.05     Effect on Outstanding Shares.

                  (a) Acquisition Subsidiary Common Stock. By virtue of the Acquisition Merger, automatically and without any action on the part of any Person, including, without limitation, the Buyer, each share of common stock of Acquisition Subsidiary ("Acquisition Subsidiary Common Stock"), issued and outstanding immediately prior to the Effective Time shall become and be converted into one share of Common Stock of the Surviving Corporation, par value $1 per share ("Surviving Corporation Common Stock"). Each certificate which immediately prior to the Effective Time represented outstanding shares of Acquisition Subsidiary Common Stock shall on and after the Effective Time be deemed for all purposes to represent the number of shares of Surviving Corporation

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         Common Stock into which the shares of Acquisition Subsidiary Common
         Stock represented by such certificate shall have been converted pursuant to this Section 2.05(a).

                  (b) Company Capital Stock. By virtue of the Acquisition Merger, automatically and without any action on the part of any Person, including, without limitation, the holder thereof, all of the shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than any such shares held as treasury stock by Company, which shares shall be cancelled, retired and cease to exist, and for which no payment shall be made hereunder) shall become and be converted into 32,708,333 shares of Buyer Common Stock (such shares of stock being referred to herein as the "Acquisition Consideration"). Seller shall deliver or cause to be delivered to Buyer on the Closing Date the certificates representing all of the issued and outstanding shares of Company Capital Stock (the "Certificates"). Such Certificates shall be exchanged for the Acquisition Consideration to be paid by Buyer pursuant to this Section 2.05(b).


         2.06     Adjustment for Stockholders Equity.

                  (a) Within 10 business days after the Measurement Date (as defined below), the Seller will prepare and deliver to the Buyer a draft consolidated balance sheet (the "Draft Measurement Date Balance Sheet") for the Company as of the close of business on the Measurement Date. For purposes hereof, the term "Measurement Date" shall mean the last day of the month most recently ended prior to the Effective Time which would not result in the Measurement Date being less than 28 days prior to the Effective Time. The Seller will prepare the Draft Measurement Date Balance Sheet on a basis consistent with the Seller's preparation of the Company Balance Sheet; provided, that (i) the amount of the loan loss reserve reflected in the Draft Measurement Date Balance Sheet shall be not less than $94,656,400 and (ii) (A) all amounts ultimately payable under the Company's currently existing annual incentive plan and long-term value growth incentive plan, in each case as modified by the Change Arrangements, (B) $2.5 million in respect of severance obligations described in the Change Arrangements and (C) $3 million in respect of obligations relating to the Supreme Services Agreement dated as of October 16, 1995 between the Company and Norwest Financial Information Services, Group, Inc., as amended, shall

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         be accrued and reflected in the Draft Measurement Date Balance Sheet;
         and provided, further, that the reserves for taxes (excluding deferred taxes) and litigation reflected in the Draft Measurement Date Balance Sheet shall each be reduced to zero. Seller represents that as of December 31, 1996, the aggregate outstanding amount of the Loan portfolio (net of unearned discounts and deferred income items) held by Company and its subsidiaries was approximately $1 billion.

                  (b) If the Buyer has any objections to the Draft Measurement Date Balance Sheet, it will deliver a detailed statement describing its objections to the Seller within 5 business days after receiving the Draft Measurement Date Balance Sheet. The Buyer and the Seller will use reasonable efforts to resolve any such objections themselves. If the parties do not obtain a final resolution within 2 business days after the Seller has received the statement of objections, however, the Seller and the Buyer will select an accounting firm mutually acceptable to them to resolve any remaining objections. If the Buyer and the Seller are unable to agree on the choice of an accounting firm, they will select a "big-six" accounting firm (other than Coopers & Lybrand, L.L.P. or KPMG Peat Marwick LLP) by lot (the "Accountant"), which shall be jointly instructed by the Buyer and the Seller to determine the Stockholder's Equity as of the Measurement Date in accordance with the provisions of paragraph (a) above. The Accountant shall deliver to each of the Buyer and the Seller its determinations within 5 business days after receiving the joint instructions from the Buyer and the Seller, and the determinations of the Accountant will be set forth in writing and will be conclusive and binding upon the parties. The expenses of the Accountant shall be borne equally by the Buyer and the Seller. The Seller will give the Buyer the Draft Measurement Date Balance Sheet, revised to reflect the Accountant's determinations. The "Measurement Date Balance Sheet" shall mean the Draft Measurement Date Balance Sheet, together with any revisions thereto pursuant to this Section 2.06(b), including the determination of the Accountant.

                  (c) If the Stockholder's Equity of the Company as set forth on the Measurement Date Balance Sheet is greater than $277,463,627, the Company shall dividend to the Seller an amount in cash equal to such excess by delivery of cash payable by wire transfer or delivery of other immediately available funds. If the Stockholder's Equity of the Company as set forth on the Measurement Date Balance Sheet is less than $277,463,627, the Seller shall contribute to the Company an amount in

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         cash equal to such deficiency by delivery of cash payable by wire transfer or delivery of other immediately available funds. Any such payment shall be made at the Closing.

                  (d) Notwithstanding the foregoing, in the event that the Accountant shall be unable to deliver its determinations as set forth above on or prior to the Closing Date, then, any dividend or contribution to be made by Company or Seller pursuant to paragraph (c) above shall be made, together with interest thereon from the Closing Date to the date of such payment, at a rate per annum equal to the federal funds rate as of each day during such period, after the Closing within 2 business days after delivery of such determinations by the Accountant.

                  (e) Within 20 business days after the Closing Date, the Buyer will prepare and deliver to the Seller a draft consolidated balance sheet (the "Draft Closing Date Balance Sheet") for the Company as of the close of business on the Closing Date. Such Draft Closing Date Balance Sheet shall be the Measurement Date Balance Sheet, updated to reflect changes occurring between the Measurement Date and the Closing Date in a manner consistent with the preparation of the Measurement Date Balance Sheet and, without limiting the foregoing, the proviso to the last sentence of Section 2.06(a) shall apply to the Draft Closing Date Balance Sheet. If the Seller has any objections to the Draft Closing Date Balance Sheet, such objections shall be resolved in the same manner and within the same time periods (such time periods being determined with reference to the Closing Date instead of the Measurement Date) as set forth above for the resolution of objections to the Draft Measurement Data Balance Sheet; provided, that if an Accountant is selected pursuant to Section 2.06(b) above in connection with the Measurement Date Balance Sheet, then the same Accountant shall make any and all determinations in connection with the Closing Date Balance Sheet. The Closing Date Balance Sheet shall mean the Draft Closing Date Balance Sheet, together with any revisions thereto pursuant to this Section 2.06(e), including any determination of the Accountant.

                  (f) If Stockholder's Equity of the Company as set forth on the Closing Date Balance Sheet is greater than $277,463,627, the Buyer or Company shall pay to the Seller an amount in cash equal to such excess by delivery of cash payable by wire transfer or delivery of other immediately available funds. If Stockholder's Equity of the Company as set forth on the Closing Date Balance Sheet is less than $277,463,627,



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         the Seller shall pay to the Buyer or the Company an amount in cash equal to such deficiency by delivery of cash payable by wire transfer or delivery of other immediately available funds. Any such payment shall be made within 2 business days after final determination of the Closing Date Balance Sheet.

                  (g) Seller and Buyer will make the work papers and back-up materials used in preparing the Draft Measurement Date Balance Sheet and Draft Closing Date Balance Sheet available to the other and its accountants and other representatives at reasonable times and upon reasonable notice at any time during (A) the preparation and review of the Draft Measurement Date Balance Sheet and the Draft Closing Date Balance Sheet and (B) the resolution by the Buyer and the Seller of any objections to any of the foregoing.

                                   ARTICLE III

              REPRESENTATIONS AND WARRANTIES OF SELLER AND COMPANY

     Seller and Company hereby represent and warrant to Buyer as follows:

         3.01     Corporate Organization.

                  (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts.

                  (b) Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota. Company has the corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased and operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not result in, with respect to Company, any Material Adverse Effect.
         Section 3.01(b) of the Company Disclosure Schedule sets forth each state in which the Company is licensed and a description of such licenses.

                  (c) Each subsidiary of Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its

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         incorporation or organization, except where the failure to be so duly organized, validly existing or in good standing would not, individually or in the aggregate, result in, with respect to Company, any Material Adverse Effect. Each subsidiary of Company has the corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased and operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, result in, with respect to Company, any Material Adverse Effect.
         Section 3.01(c) of the Company Disclosure Schedule sets forth each state in which each Company subsidiary is licensed and a description of such licenses.

                  (d) Company has made available to Buyer the minute books of Company from May 1936 through the date hereof, and such minute books contain complete and accurate records of all meetings held since the date of Company's incorporation by the stockholders and Board of Directors of Company and of all corporate actions authorized at such meetings.

         3.02     Capitalization.

                  (a) The authorized capital stock of Company consists of (i) 100,000 shares of Class B Common Stock, par value $1 per share (the "Company Common Stock"), and (ii) 100,000 shares of Preferred Stock, par value $100 per share (the "Company Preferred Stock" and, together with the Company Common Stock, the "Company Capital Stock"). There are
         (i) 89,800 shares of Company Common Stock and (ii) 84,072 shares of Company Preferred Stock issued and outstanding, and (x) no shares of Company Common Stock and (y) no shares of Company Preferred Stock are held in Company's treasury. As of the date hereof, the Seller's indirect wholly-owned subsidiary, Bank of Boston Connecticut is the sole lawful record and beneficial owner of all of the Company Capital Stock. All issued and outstanding shares of Company Capital Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls or other commitments calling for Company to issue, deliver or sell, or

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         cause to be issued, delivered or sold, any shares of Company Capital
         Stock or any other equity security of Company or any Company subsidiary or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any shares of Company Capital Stock or any other equity security of Company or any Company subsidiary. There are no outstanding contractual obligations of Company to repurchase, redeem or otherwise acquire any shares of capital stock of Company or any Company subsidiary or relating to the voting of any shares of Company Capital Stock in any particular manner.

                  (b) Except as described in Section 3.02(b) of the Company Disclosure Schedule, Company does not own, control or hold, directly or indirectly, beneficially or otherwise, any capital stock or other equity or ownership interest in any Person or any securities convertible into any such equity or ownership interests or any other rights to purchase or acquire any such equity or ownership interests. Except as described in Section 3.02(b) of the Seller Disclosure Schedule, Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other ownership interests of each subsidiary of Company, free and clear of any Encumbrances, and all such shares or other ownership interests are fully paid, nonassessable and free of preemptive rights.

                  (c) As of the Closing Date, the shares of Company Capital Stock will be held by a direct or indirect wholly-owned subsidiary of the Seller (the "Shareholder").

         3.03     Authority; No Violation.

                  (a) Each of Seller and Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Company and Seller. As of the Effective Time, the Acquisition Merger will have been duly and validly approved by all of the then holders of shares of Company Capital Stock. No other corporate proceedings on the part of Seller or Company are necessary to consummate any of the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Seller and Company and (assuming due authorization, execution and delivery by Buyer) constitutes the valid and binding obligations of such Persons, enforceable against such Persons in accordance with their respective

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         terms, except as enforcement may be limited by receivership, conservatorship and supervisory powers of bank and bank holding company regulatory agencies generally and by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

                  (b) Neither the execution and delivery of this Agreement by Seller or Company, nor the consummation by Seller, Shareholder or Company of the transactions contemplated hereby nor compliance by Seller, Shareholder or Company with any of the terms or provisions hereof, will (i) assuming that the consents and approvals referred to in Section 3.04 are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Seller, Shareholder or Company or any Company subsidiary or any of their respective properties or assets, or (ii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Seller, Shareholder or Company or any Company subsidiary under, any of the terms, conditions or provisions of (x) the Articles of Incorporation, Articles of Organization or other charter document of like nature or By-laws of Seller, Shareholder or Company or any Company subsidiary or (y) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Seller, Shareholder or Company or any Company subsidiary is a party as issuer, guarantor or obligor, or by which Seller, Shareholder or Company or any Company subsidiary or any of their respective properties or assets may be bound or affected, except (i) in the case of Company or any Company subsidiary and with respect to clause (y) above, for such violations, conflicts, breaches or defaults which either individually or in the aggregate would not, with respect to Company, result in any Material Adverse Effect, and (ii) in the case of Seller or Shareholder, for such violations, conflicts, breaches or defaults which either individually or in the aggregate would not prevent Seller from consummating the transactions contemplated hereby.

         3.04 Consents and Approvals. Except for consents, waivers or approvals of, notices to or filings with the Federal Reserve, the Assistant Attorney

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General and the FTC under the HSRA, the Secretary of State of the State of
Minnesota under the MBCA, the SEC and the NYSE under Section 13(d) of the Securities Exchange Act of 1934, as amended, and various state agencies and authorities, and those referred to in Section 3.04 of the Company Disclosure Schedules no consents, waivers or approvals of, notices to or filings with, any public body or authority are necessary, and no consents or approvals of any third parties (which term does not include the Board of Directors of Seller or Company or the Shareholder) are necessary, in connection with (a) the execution and delivery by Seller or Company of this Agreement or (b) the consummation by Seller and Company of the transactions contemplated by this Agreement, including, without limitation, the Acquisition Merger, other than any such consents, waivers or approvals of, or notices to or filings with, any such public body or authority or any such consents or approvals of any third parties required to be obtained by Seller or Company, the failure of which to obtain would not, with respect to Company, result in any Material Adverse Effect or prevent Seller from consummating the transactions contemplated hereby.

         3.05 Financial Statements. Company has previously made available to Buyer copies of the unaudited consolidated balance sheets of Company and its subsidiaries as of December 31, 1995 and September 30, 1996, and the related unaudited consolidated statements of income, changes in stockholders' equity and cash flows for fiscal year 1995 and for the nine months ended September 30, 1996. The December 31, 1995 unaudited consolidated balance sheet of Company (including the related notes, where applicable) (the "Company Balance Sheet") and the other financial statements referred to herein (including the related notes, where applicable) fairly present, and the financial statements to be provided to Buyer pursuant to Section 5.12 hereof or to be included in any reports or statements to be filed by Company with any state or federal governmental agency or authority or otherwise prepared by Company after the date hereof will fairly present, the consolidated financial position and results of the consolidated operations and cash flows and changes in shareholders' equity of Company and its subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; and each of such statements (including the related notes, where applicable) has been and will be prepared in accordance with GAAP consistently applied during the periods involved, except as otherwise set forth in the notes thereto (subject, in the case of unaudited interim statements, to normal year-end adjustments and the absence of footnotes thereto). The books and records of Company and its subsidiaries have been, and are being, maintained in accordance with GAAP and applicable legal and regulatory requirements.


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         3.06 Absence of Undisclosed Liabilities. Except as disclosed or reflected in the Company Balance Sheet and the September 30, 1996 balance sheet and except those that have arisen in the ordinary course of the Company's business, neither Company nor any of its subsidiaries has any obligation or liability (contingent or otherwise), that when combined with all similar obligations and liabilities, with respect to Company, have had, or are reasonably likely to have, a Material Adverse Effect.

         3.07 Broker's Fees. Except as described in Section 3.07 of the Company Disclosure Schedule, neither Seller nor Company nor any of their respective affiliates nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement.

         3.08 Absence of Certain Changes or Events. Since December 31, 1995, except as set forth in Section 3.08 of the Company Disclosure Schedule and except in the ordinary course of Company's business consistent with its past practices, neither Company nor any of its subsidiaries has incurred any material liability, nor has there been any change in the assets, business, operations, results of operations or financial condition of Company or its subsidiaries, which has had, or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Company.

         3.09 Legal Proceedings. Except as set forth in Section 3.09 of the Company Disclosure Schedule, there is no suit, action or proceeding pending or, to the knowledge of Seller or Company, threatened, against Seller or Company or any subsidiary of Company or challenging the validity or propriety of the transactions contemplated by this Agreement, as to which there is a reasonable probability of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect on Company or otherwise materially adversely affect Seller's or Company's ability to perform its obligations under this Agreement, nor is there any judgment, decree, injunction, rule or order of any legal or administrative body or arbitrator outstanding against Seller or Company or any subsidiary of Company having, or which insofar as reasonably can be foreseen, in the future could have, any such effect.

          3.10 Taxes and Tax Returns. Except as otherwise described in Section
3.10 of the Disclosure Schedule:

                  (a) The Company has timely filed all material Tax Returns that were required to be filed by it on or prior to the date hereof (the

         "Company Filed Tax Returns"), each Company Filed Tax Return has been prepared in compliance with all applicable laws and regulations, and all Company Filed Tax Returns are true and accurate in all respects material to the financial condition of the Company.

                  (b) The Company has paid all Taxes shown as being due on the Company Filed Tax Returns.

                  (c) Following the Effective Time, the Company will not be a party to or bound by any Tax indemnification, Tax allocation or Tax sharing agreement with any Person or have any contractual obligation to indemnify any other Person with respect to any Taxes.

                  (d) Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party, except where the failure to do so would not have a Material Adverse Effect on the Company.

                  (e) Except as set forth in Section 3.10 of the Company Disclosure Schedule:

                           (i) the Company is not a party to any agreement,
                  contract, arrangement or plan that as a result of the transactions contemplated by this Agreement would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code; and

                           (ii) the Company has not agreed to make any
                  adjustment under Section 481(a) of the Code (or any corresponding provision of state, local or foreign tax law) by reason of a change in accounting method or otherwise.

                  (f)      For purposes of this Section 3.10 and Section 4.11:

                           (A) "Tax" means any federal, state, local or foreign
                  income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental (including Code Section 59A), customs, duties, real property, personal property, capital stock, intangibles, social security, employment, unemployment, disability, payroll, license, employee or other tax, withholding tax or levy, of any kind whatsoever, including any interest, penalties or additions to tax in respect of the foregoing.

                           (B) "Tax Return" means any return, declaration,
                  report, claim for refund, information return or other document including any related or supporting estimates, elections, schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

         3.11.    Employees; Benefit Plans.

                  (a) The Seller has made available to the Buyer a list of all employees of the Company ("Company Employees"), showing for each the position held, the period employed by the Company and current salary or rate of pay. None of the Company Employees is covered by a collective bargaining or similar agreement. There is no strike or other labor dispute pending or, to the knowledge of the Seller or the Company, threatened, against the Company. Section 3.11 of the Company Disclosure Schedule lists all of the employee pension benefit plans within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which the Company maintains or has maintained, to which the Company contributes or has contributed, or which covers or has covered employees of the Company, including all pension, retirement, profit-sharing, and employee stock ownership plans, all employee welfare benefit plans within the meaning of Section 3(1) of ERISA, which the Company maintains or has maintained, to which the Company contributes or has contributed, or which covers or has covered employees of the Company, including all vacation, sick leave, medical, hospitalization, life insurance and other insurance plans, and all deferred compensation, bonus, stock option, stock purchase, incentive plans or employee benefit or fringe benefit arrangements, which the Company maintains or has maintained, to which the Company contributes or has contributed, or which covers or has covered employees of the Company (collectively, the "Company Benefit Plans").
         Section 3.11 of the Company Disclosure Schedule identifies each Company Benefit Plan that will be sponsored by the Company (and not by the Seller) as of the Closing Date (collectively, the "Transferred Company Benefit Plans").

                  (b) Seller has provided or will promptly provide to Buyer accurate and complete copies of each of the following with respect to each Transferred Company Benefit Plan: plan documents with all amendments since the plan was adopted; each Internal Revenue Service determination letter with respect to the plan, where applicable; Form 5500 for the past five years; actuarial reports for the last five years, where applicable; copies of beneficiary designation forms, benefit election forms and any other forms and records necessary for Buyer to administer each such plan; and records relating to discrimination testing, where applicable.

                  (c) Each Company Benefit Plan has been maintained and operated in compliance with its terms and with the applicable provisions of ERISA, the Internal Revenue Code of 1986, as amended, all regulations promulgated thereunder, and all other applicable governmental laws and regulations. The Company has paid to all Company Benefit Plans or has accrued on the Company Balance Sheet all contributions for periods prior to the Closing Date. The Company has never maintained or contributed to any Employee Pension Benefit Plan (as defined in Section 3(2) of ERISA) that has been terminated or partially terminated, and no proceeding by the Pension Benefit Guaranty Corporation ("PBGC") has been instituted or threatened with respect to such plan. The Company has never contributed to any Multiemployer Plan or incurred any liability under any such plan. The Company has never maintained any employee welfare benefit plan (as defined in Section 3(1) of ERISA) providing medical, life or other welfare type benefits to current or future retired or terminated employees, their spouses or dependents (other than in accordance with Internal Revenue Code Section 4980(B)). Except as set forth on Section 3.11(c) of the Company Disclosure Schedule, as of the Closing Date, the market value of assets under each Company Benefit Plan that is an Employee Pension Benefit Plan equals or exceeds the present value of all vested and nonvested liabilities thereunder determined in accordance with PBGC methods, factors and assumptions applicable to a plan terminating on the Closing Date. As of the Closing Date, the funding status of the Company's Defined Pension Benefit Plan will be no less favorable to the Company than at December 31, 1995 as reflected in the Company Balance Sheet at December 31, 1995. Each Transferred Company Benefit Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code is so qualified. With respect to each Transferred Company Benefit Plan, there has been no prohibited transaction (as defined in Section 4975 of the Internal Revenue Code or Section 406 of ERISA). No action, suit or investigation with respect to the Transferred Company Benefit Plans (other than routine claim for benefits) is pending or threatened, and Seller has no knowledge of any basis for any such action, suit or investigation.

         3.12 Agreements with Governmental Authorities. Neither Company nor any of its subsidiaries is a party to any commitment, letter, written agreement, memorandum of understanding or order to cease and desist with any federal or state governmental agency or authority charged with the supervision or regulation of banking, credit, finance or lending institutions which restricts the conduct of its business, or in any manner relates to its capital adequacy, credit policies or practices, management or overall safety and soundness or the Company's ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

         3.13 Material Agreements. Section 3.13 of the Company Disclosure Schedule lists the following contracts and other agreements to which the Company is currently a party:

                  (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $100,000 per annum;

                  (ii) any agreement (or group of related agreements) for the purchase of supplies, products or other personal property, or for the furnishing or receipt of services that involves consideration in excess of $100,000 per annum;

                  (iii) any agreement constituting a partnership or joint venture;

                  (iv) any agreement (or group of related agreements) under which the Company has created, incurred, assumed or guaranteed any indebtedness for borrowed money in excess of $100,000 or under which it has imposed a security interest on any of its assets, tangible or intangible;

                  (v) any agreement concerning confidentiality or noncompetition;

                  (vi) any agreement with the Seller or any of its affiliates (other than the Company);

                  (vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance or other plan or arrangement for the benefit of its current or former directors, officers and employees;

                  (viii) any agreement for the employment of any individual on a full-time, part-time, consulting or other basis providing annual compensation in excess of $100,000 or providing severance benefits;

                  (ix) any agreement under which it has advanced or loaned any amount to any of its directors, officers and employees outside the ordinary course of business;

                  (x) any agreement under which the consequences of a default or termination could have a Material Adverse Effect on Company; or

                  (xi) any other agreement (or group of related agreements), the performance of which involves consideration in excess of $100,000.

The Company has made available to the Buyer a correct and complete copy of each written agreement listed in Section 3.13 of the Company Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement, if any, referred to in Section 3.13 of the Company Disclosure Schedule. Company is not in breach in any material respect of any such agreement and, to the knowledge of Company, no other party is in breach in any material respect of any such agreement. Each such written agreement constitutes the legal, valid and binding obligation of the parties thereto, enforceable against such obligor in accordance with the terms thereof (except as enforcement may be limited by general principles of equity whether applied in a court of law or equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally), except where the failure thereof would not, individually or in the aggregate, have a Material Adverse Effect on Company.

         3.14 Ownership of Property. Except as otherwise set forth on Section
3.14 of the Company Disclosure Schedule, Company and its subsidiaries have good title to all of their assets and properties, whether real or personal, tangible or intangible, including, without limitation, all assets and properties reflected in the Company Balance Sheet or acquired subsequent thereto, subject to no Encumbrances, except (a) those items that secure liabilities that are reflected in said balance sheet or the notes thereto or incurred in the ordinary course of business after the date of such balance sheet, (b) statutory liens for amounts not yet delinquent or which are being contested in good faith, (c) liens and security interests in favor of the Seller securing the credit facility between the Company and the Seller, (d) such imperfections of title, easements and Encumbrances, if any, as are not material in character, amount or extent and
(e) dispositions and Encumbrances in the ordinary course of business after the date of such Company Balance Sheet.

         3.15 Compliance with Applicable Laws. Except as otherwise set forth on
Section 3.15 of the Company Disclosure Schedule, Company and its subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their businesses as presently conducted, and Company and its subsidiaries have complied with every, and are not in default under any, applicable law, statute, order, rule, regulation or policy of, or agreement with, any federal, state or local governmental agency or authority relating to Company and its subsidiaries, other than where such default or noncompliance would not reasonably be expected to result, with respect to Company, in any Material Adverse Effect, and, no action, suit, proceeding, hearing, complaint, claim, demand, notice or, to the knowledge of the Company, investigation has been filed, commenced or, to the knowledge of the Company, threatened against the Company alleging any failure so to comply as to which there is a reasonable probability of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have a Material Adverse Effect on Company.

         3.16 Environmental Matters. Company and its subsidiaries are in compliance with all environmental laws, rules, regulations and standards promulgated, adopted or enforced by the EPA and of similar agencies in states in which they conduct their respective businesses, other than where such noncompliance would not reasonably be expected to result, with respect to Company, in any Material Adverse Effect. There is no suit, claim, action or proceeding now pending before any court, governmental agency or board or other forum or, to the knowledge of Seller or Company, threatened by any Person, which taken singularly or as a whole, if adversely determined, would have a Material Adverse Effect on Company (a) for alleged noncompliance with any environmental law, rule or regulation or (b) relating to the discharge or release into the environment of any hazardous material or waste at or on a site presently or formerly owned, leased or operated by Company or any subsidiary of Company.

         3.17 Insurance. Section 3.17 of the Company Disclosure Schedule sets forth an accurate description of each insurance policy providing coverage for over $50,000 of liability exposure (including policies providing property, casualty, liability and workers' compensation coverage and bond and surety arrangements) to which the Company is currently, or has been during the past three years, a party, a named insured or otherwise the beneficiary of coverage. With respect to each such insurance policy: to the knowledge of the Company, (A) the policy is legal, valid, binding, enforceable and in full force and effect;
(B) there will be no breach or other violation of the policy resulting from the consummation of the transactions contemplated hereby; and (C) the Company is not in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification or acceleration, under the policy; in each case, except for the termination of, or the removal of Company from, policies to which Seller is a party effective at or after the Effective Time.

         3.18 Labor. Except as otherwise set forth in Section 3.18 of the Company Disclosure Schedule, neither Company nor any of its subsidiaries is involved in, or, to the knowledge of Seller or Company, threatened with or affected by, any dispute, arbitration, lawsuit or administrative proceeding relating to labor or employment matters. No employees of Company or any of its subsidiaries are represented by any labor union, and, to the knowledge of Seller and Company, no labor union is attempting to organize employees of Company or any of its subsidiaries.

         3.19 Loans. All currently outstanding loans of, or current extensions of credit by, including retail installment contracts held by, Company (individually, a "Loan," and collectively, the "Loans") were solicited, originated and currently exist in material compliance with all applicable requirements of federal and state law and regulations promulgated thereunder. Each note evidencing a Loan or loan or credit agreement or security instrument or retail installment contract related to the Loans constitutes a valid, legal and binding obligation of the obligor thereunder, enforceable against such obligor in accordance with the terms thereof (except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally), except where the failure thereof, individually or in the aggregate, would not have a Material Adverse Effect with respect to Company. To the knowledge of Seller and Company, there are no oral modifications or amendments related to the Loans that are not reflected in Company's records, no defenses as to the enforcement of any Loan have been asserted and there have been no acts or omissions which would give rise to any claim or right of rescission, set-off, counterclaim or defense, except where any of the foregoing would not have, either individually or in the aggregate, a Material Adverse Effect with respect to Company. Except as disclosed in Section
3.19 of the Company Disclosure Schedule, none of the Loans are presently serviced by third parties and there is no obligation which could result in any Loan becoming subject to any third party servicing. The reserves established against the Loans have been established consistent with the Company's prior loss experience in accordance with GAAP.

         3.20     Intellectual Property.

                  (a) The Company owns or has the right to use pursuant to license, sublicense, agreement, permission or otherwise all trademarks, service marks, trade dress, logos, trade names and corporate names and all applications, registrations and renewals in connection therewith and all other proprietary rights ("Intellectual Property"), in each case to the extent necessary for the operation of its business as presently conducted and except where the failure to own or have such right would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company. Each such item of Intellectual Property owned or used by the Company immediately prior to the Closing hereunder will continue to be owned or available for use by the Company on identical terms and conditions immediately subsequent to the Closing hereunder.

                  (b) To the knowledge of the Company, the Company has not interfered with, infringed upon or misappropriated any Intellectual Property rights of third parties, and has not received any complaint, claim, demand or notice alleging any such interference, infringement or misappropriation (including any claim that the Company must license or refrain from using any Intellectual Property rights of any third party) within the last three years. To the Company's knowledge, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of the Company.

         3.21 No Distribution. Seller is acquiring Buyer Common Stock for investment purposes only and is not acquiring Buyer Common Stock with a view to the public distribution thereof. Seller acknowledges that the Buyer Common Stock has not been registered under the Securities Act and that the Buyer Common Stock may not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act. Seller acknowledges that the certificates evidencing the Buyer Common Stock will bear legends reflecting such restrictions.

         For the purposes of this Article IV, all references to "the knowledge of Seller", "the knowledge of Company" or other words of similar import shall mean the knowledge of the officers of the Company listed in Section 3.22 of the Company Disclosure Schedule.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warrants to Seller and Company as follows:

         4.01     Corporate Organization.

                  (a) Acquisition Subsidiary is or will be a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota.

                  (b) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has the corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased and operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not result in, with respect to Buyer, any Material Adverse Effect.

                  (c) Each subsidiary of Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Each subsidiary of Buyer has the power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased and operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, result in, with respect to Buyer, any Material Adverse Effect.

                  (d) Buyer has made available to Company the minute books of Buyer from the date of incorporation through the date hereof, and such minute books contain complete and accurate records of all meetings held since the date of Buyer's incorporation by the stockholders and Board of Directors of Buyer and of all corporate actions authorized at such meetings.

         4.02     Capitalization.

                  (a) As of December 31, 1996, the authorized capital stock of Buyer consists of 500,000,000 shares of voting Common Stock, par value $1 per share (the "Buyer Common Stock"). As of the date of this Agreement, there are 177,719,447 shares of Buyer Common Stock issued and outstanding and 5,452,907 shares of Buyer Common Stock held in Buyer's treasury. All issued and outstanding shares of Buyer Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except as provided in the Buyer Stock Option Plan, Buyer does not have and is not bound by any outstanding subscriptions, options, warrants, calls or other commitments calling for Buyer to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of Buyer Common Stock or any other equity security of Buyer or any Buyer subsidiary or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive any shares of Buyer Common Stock or any other equity security of Buyer or any Buyer subsidiary. There are no outstanding contractual obligations of Buyer to repurchase, redeem or otherwise acquire any shares of capital stock of Buyer or any Buyer subsidiary.

                  (b) Except as described in Section 4.02(b) of the Buyer Disclosure Schedule, Buyer does not own, control or hold, directly or indirectly, beneficially or otherwise, any capital stock or other equity or ownership interest in any Person or any securities convertible into any such equity or ownership interests or any other rights to purchase or acquire any such equity or ownership interests. Buyer owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other ownership interests of each Buyer subsidiary, free and clear of any Encumbrances, and all such shares or other ownership interests are fully paid, nonassessable and free of preemptive rights.

         4.03     Authority; No Violation.

                  (a) Buyer has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Acquisition Subsidiary has or will have all necessary corporate power and authority to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Buyer. The consummation of the transactions contemplated hereby have been duly and validly approved by Buyer, as sole stockholder of Acquisition Subsidiary, and will be approved by the Board of Directors of Acquisition Subsidiary. No consents, approvals or other actions by any stockholders of Buyer are necessary to consummate the transactions contemplated by this Agreement, including, without limitation, the Acquisition Merger. No other corporate proceedings on the part of Buyer or Acquisition Subsidiary are necessary to consummate the transactions contemplated by this Agreement, including, without limitation, the Acquisition Merger. This Agreement has been duly and validly executed and delivered by Buyer and (assuming due authorization, execution and delivery by Company and Seller) constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

                  (b) Neither the execution and delivery of this Agreement by Buyer nor the consummation by Buyer and Acquisition Subsidiary of the transactions contemplated hereby, nor compliance by Buyer and Acquisition Subsidiary with any of the terms or provisions hereof, will
         (i) assuming that the consents and approvals referred to in Section
         4.04 hereof are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Buyer or Acquisition Subsidiary or (ii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of Buyer or Acquisition Subsidiary under, any of the terms, conditions or provisions of (x) the Articles of Incorporation, Certificate of Incorporation or other charter document of like nature or By-laws of

         Buyer or Acquisition Subsidiary, as the case may be, or (y) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Buyer or Acquisition Subsidiary is a party as issuer, guarantor or obligor, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clause (y), for such violations, conflicts, breaches or defaults which either individually or in the aggregate would not result in a Material Adverse Effect with respect to Buyer or materially adversely affect Buyer's or Acquisition Subsidiary's ability to perform its obligations under this Agreement or to enter into the transactions contemplated hereby.

         4.04 Consents and Approvals. Except for consents, waivers or approvals of, notices to or filings set forth in Section 4.04 of the Buyer Disclosure Schedule, no consents, waivers or approvals of, notices to or filings with, any public body or authority are necessary, and no consents or approvals of any third parties (which term does not include the Board of Directors of Buyer or Acquisition Subsidiary) are necessary, in connection with (a) the execution and delivery by Buyer of this Agreement or (b) the consummation by Buyer and Acquisition Subsidiary of the transactions contemplated by this Agreement, including, without limitation, the Acquisition Merger, other than any such consents, waivers or approvals of, or notices to or filings with, any such public body or authority or any such consents or approvals of any such third parties required to be obtained by Buyer, the failure of which to obtain would not, with respect to Buyer, have a Material Adverse Effect or have a material adverse effect on Buyer's or Acquisition Subsidiary's ability to perform its obligations hereunder or to enter into the transactions contemplated hereby.

         4.05 SEC Reports. No report, registration statement, prospectus, schedule, definitive proxy statement or other document, each as amended, filed by Buyer with the SEC pursuant to the Securities Act or the Exchange Act (the "Buyer Reports") since January 1, 1996 and prior to the date hereof contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected in a subsequent Buyer Report. Buyer has timely filed all Buyer Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all Buyer Reports complied in all material respects with the published rules and regulations of the SEC with respect thereto.

         4.06 Financial Statements. Buyer has previously made available to Seller and Company copies of (a) the consolidated balance sheets of Buyer and its subsidiaries as of December 31, 1993, December 31, 1994 and December 31, 1995, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the fiscal years 1993 through 1995, inclusive, as reported in Buyer's Annual Report on Form 10-K/A No. 1 for the fiscal year ended December 31, 1995 filed with the SEC under the Exchange Act, in each case accompanied by the audit report of KPMG Peat Marwick LLP, independent accountants for Buyer, and (b) the unaudited consolidated balance sheets of Buyer and its subsidiaries as of September 30, 1996 and September 30, 1995, and the related unaudited consolidated statements of income, changes in stockholders' equity and cash flows for the nine months ended September 30, 1995 and September 30, 1995, as reported in Buyer's Quarterly Report on Form 10-Q for the period ended September 30, 1996 filed with the SEC under the Exchange Act. The September 30, 1996 consolidated balance sheet of Buyer (including the related notes, where applicable) (the "Buyer Balance Sheet") and the other financial statements referred to herein (including the related notes, where applicable) fairly present, and the financial statements to be included in any reports or statements to be filed by Buyer with any state or federal governmental agency or authority or otherwise prepared by Buyer after the date hereof will fairly present, the consolidated financial position and results of the consolidated operations and cash flows and changes in shareholders' equity of Buyer and its subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; and each of such statements (including the related notes, where applicable) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and each of such statements has been or will be prepared in accordance with GAAP consistently applied during the periods involved, except as otherwise set forth in the notes thereto or, in the case of unaudited interim statements, as permitted by Form 10-Q (subject, in the case of unaudited interim statements, to normal year-end adjustments and the absence of footnotes thereto). The books and records of Buyer and its subsidiaries have been, and are being, maintained in accordance with GAAP and applicable legal and regulatory requirements.

         4.07 Absence of Undisclosed Liabilities. Except as disclosed or reflected in the Buyer Balance Sheet, any of the other financial statements described in Section 4.06 above or in the Buyer Disclosure Schedule and except those that have arisen in the ordinary course of the Buyer's business, neither Buyer nor any of its subsidiaries has any obligation or liability (contingent or otherwise), that when combined with all similar obligations and liabilities, with respect to Buyer, have had, or are reasonably likely to have, a Material Adverse Effect.

         4.08 Broker's Fees. Except as disclosed in Section 4.08 of the Buyer Disclosure Schedule, neither Buyer nor any of its affiliates nor any of their respective officers, directors or affiliates has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement.

         4.09 Absence of Certain Changes or Events. Since September 30, 1996, except as set forth in Section 4.09 of the Buyer Disclosure Schedule, Buyer and its subsidiaries have conducted their businesses in the ordinary course consistent with past practice and neither Buyer nor any of its subsidiaries has incurred any material liability, nor has there been any change in the assets, business, operations, results of operations or financial condition of Buyer or its subsidiaries, which has had, or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Buyer.

         4.10 Legal Proceedings. There is no suit, action or proceeding pending or, to the knowledge of Buyer, threatened, against Buyer or any of its subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement, as to which there is a reasonable probability of an adverse determination and which, if adversely determined, would, individually or in the aggregate, with respect to Buyer, have a Material Adverse Effect or materially adversely affect Buyer's or Acquisition Subsidiary's ability to perform its obligations under this Agreement or to consummate the transaction contemplated hereby, nor is there any judgment, decree, injunction, rule or order of any legal or administrative body or arbitrator outstanding against Buyer or any of its subsidiaries having, or which insofar as reasonably can be foreseen, in the future could have, any such effect.

         4.11     Taxes  and  Tax   Returns.  Except   as  otherwise  described
in  Section 4.11  of  the Disclosure Schedule:

                  (a) Buyer has timely filed all material Tax Returns that were required to be filed by it on or prior to the date hereof (the "Buyer Filed Tax Returns"), each Buyer Filed Tax Return has been prepared in compliance with all applicable laws and regulations, and all Buyer Filed Tax Returns are true and accurate in all respects material to the financial condition of Buyer.

            (b) Buyer has paid all Taxes shown as being due on the Buyer
         Filed Tax Returns and Buyer will not be liable for any additional Taxes for any taxable period ending on or before the Effective Time in excess of amounts reserved for taxes on its books of account, if any.

                  (c) Buyer is not a party to or bound by any Tax indemnification, Tax allocation or Tax sharing agreement with any Person and Buyer has no contractual obligation to indemnify any other Person with respect to any Taxes.

                  (d) Buyer has not filed or been included in a combined, consolidated or unitary income Tax Return (including any consolidated federal income Tax Return), other than one of which the common parent was Buyer.

                  (e) Buyer has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party except where the failure to do so would not have a Material Adverse Effect on the Buyer.

         4.12 Agreements with Governmental Authorities. Neither Buyer nor any of its subsidiaries is a party to any commitment, letter, written agreement, memorandum of understanding or order to cease and desist with any federal or state governmental agency or authority charged with the supervision or regulation of banking, credit, finance or lending institutions which restricts the conduct of its business, or in any manner relates to its capital adequacy, credit policies or practices, management or overall safety and soundness or the Buyer's ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

         4.13 Compliance with Applicable Laws. Buyer and its subsidiaries hold all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their businesses as presently conducted, and Buyer and its subsidiaries have complied with every, and are not in default under any, applicable law, statute, order, rule, regulation or policy of, or agreement with, any federal, state or local governmental agency or authority relating to Buyer and its subsidiaries, other than where such default or noncompliance would not reasonably be expected to result, with respect to Buyer, in any Material Adverse Effect.

         4.14 Labor. Neither Buyer nor any of its subsidiaries is involved in, or, to the knowledge of Buyer, threatened with or affected by, any dispute, arbitration, lawsuit or administrative proceeding relating to labor or employment matters. No employees of Buyer or any of its subsidiaries are represented by any labor union, and, to the knowledge of Buyer, no labor union is attempting to organize employees of Buyer or any of its subsidiaries.

                                    ARTICLE V

                            COVENANTS OF THE PARTIES

         5.01 Conduct of the Business of Company. During the period from the date of this Agreement to the Effective Time, and except as may be required or specifically permitted pursuant to this Agreement, Seller covenants that the
Company:

                  (a) shall, and shall cause each of its subsidiaries to, conduct its business and engage in transactions only in the ordinary course of business consistent with past practices;

                  (b) shall use reasonable efforts, and cause each of its subsidiaries to use reasonable efforts, to preserve intact its business organization and goodwill, keep available the services of its officers and employees as a group and maintain satisfactory relationships with borrowers, other customers and others having business relationships with it;

                  (c) shall, at Buyer's request and expense, reasonably cooperate with Buyer with respect to preparation for the acquisition and integration of Company by Buyer, and Company shall cause its officers and employees to confer on a regular basis with one or more representatives of Buyer to report on operational and related matters;

                  (d) shall not declare or pay any dividends on or make any other distributions in respect of any shares of Company Capital Stock, except for (i) dividends by Company after the date hereof and prior to the Closing Date in an aggregate amount not in excess of the sum of (A) consolidated net income of the Company and its subsidiaries for the period commencing on October 1, 1996 and ending on the Closing Date, plus (B) all litigation reserves of the Company and its subsidiaries as of the Closing Date, plus (C) all reserves for taxes (excluding deferred taxes) of the Company and its subsidiaries as of the Closing Date, and (ii) dividends by any wholly-owned subsidiary of Company to Company or any other wholly-owned subsidiary of Company;

                  (e) shall not adopt any amendments to its Articles of Incorporation or other charter documents or by-laws;

                  (f) shall not issue, deliver or sell any shares (whether original issuance or from treasury shares) of its capital stock or securities convertible into or exercisable for shares of its capital stock (or permit any of its subsidiaries to issue, deliver or sell any shares of such subsidiaries' capital stock or securities convertible into or exercisable for shares of such subsidiaries' capital stock), or effect any stock split, reverse stock split, recapitalization, reclassification or similar transaction or otherwise change its equity capitalization as it exists on the date hereof;

                  (g) shall not, and shall not permit any of its subsidiaries to, (i) implement any increase or improvement in base compensation, bonuses of any kind or benefits under Company Benefit Plans, except as contemplated by the Company/Seller Change of Control Arrangements dated December 17, 1996 (the "Change Arrangements") and except normal merit increases in accordance with present practices; or (ii) grant or award any options, warrants, conversion rights or other rights not existing on the date hereof to acquire any shares of its capital stock;

                  (h) shall not purchase, redeem or otherwise acquire, or permit any of its subsidiaries to purchase, redeem or otherwise acquire, any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock;

                  (i) shall not incur, or permit any of its subsidiaries to incur, any additional debt obligation or other obligation for borrowed money, or guaranty, or permit any of its subsidiaries to guaranty, any additional debt obligation or other obligation for borrowed money, except in the ordinary course of business consistent with past practices;

                  (j) shall not, and shall not permit any of its subsidiaries to, change its methods of accounting in effect at December 31, 1995, except as may be required by changes in GAAP as concurred in by Seller's independent auditors, and Company shall not, and shall not permit any of its subsidiaries to, change its fiscal year;

                  (k) shall not, with respect to itself or any of its subsidiaries, authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into an agreement with respect to, any merger, consolidation, purchase and assumption transaction or business combination (other than the Acquisition Merger), any acquisition of a material amount of assets or securities or assumption of liabilities or any disposition of a material amount of assets or securities;

                  (l) shall not, and shall not permit any of its subsidiaries to, take any action that is intended or would reasonably be expected to result in (i) any of Seller's or Company's representations or warranties contained in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, (ii) any of the conditions to the obligations of the parties set forth in Article VI not being satisfied or (iii) any violation of any of its other agreements or commitments contained in this Agreement; and

                  (m) shall not, and shall not permit any of its subsidiaries to, agree, in writing or otherwise, to take any of the actions that are described above in this Section 5.01 as prohibited hereunder.

         5.02 Conduct of the Business of Buyer. During the period from the date of this Agreement to the Effective Time, and except as may be required or specifically permitted pursuant to this Agreement, Buyer:

                  (a) shall, and shall cause each of its subsidiaries to, conduct its business and engage in transactions only in the ordinary course of business consistent with past practices;

                  (b) shall use reasonable efforts, and cause each of its subsidiaries to use reasonable efforts, to preserve intact its business organization and goodwill, keep available the services of its officers and employees as a group and maintain satisfactory relationships with borrowers, other customers and others having business relationships with it;

                  (c) shall, at Seller's or Company's request and expense, reasonably cooperate with Seller and Company with respect to preparation for the acquisition and integration of Company by Buyer, and Buyer shall cause its officers and employees to confer on a regular basis with one or more representatives of Seller and Company to report on operational and related matters;

                  (d) shall not declare or pay any dividends on or make any other distributions in respect of any shares of Buyer Common Stock, except for (i) regular quarterly cash dividends at a rate not in excess of $.10 per share per quarter and (ii) dividends by any wholly-owned subsidiary of Buyer to Buyer or any other wholly-owned subsidiary of Buyer;

                  (e) shall not amend its Certificate of Incorporation or other charter documents or by-laws;

                  (f) shall not issue, deliver or sell any shares (whether original issuance or from treasury shares) of its capital stock or securities convertible into or exercisable for shares of its capital stock (or permit any of its subsidiaries to issue, deliver or sell any shares of such subsidiaries' capital stock or securities convertible into or exercisable for shares of such subsidiaries' capital stock), except upon exercise or fulfillment of stock options granted under the Buyer Stock Option Plan, or effect any stock split, reverse stock split, recapitalization, reclassification or similar transaction or otherwise change its equity capitalization as it exists on the date hereof;

                  (g) shall not, and shall not permit any of its subsidiaries to, grant, confer or award or change any of the terms of (including changes to or accelerations of the period for exercise thereof) any options, warrants, conversion rights or other rights not existing on the date hereof to acquire any shares of its capital stock, except for the granting of options under and in accordance with the Buyer Stock Option Plan;

                  (h) shall not purchase, redeem or otherwise acquire, or permit any of its subsidiaries to purchase, redeem or otherwise acquire, any shares of the Buyer's capital stock or any securities convertible into or exercisable for any shares of its capital stock, if the effect of such purchase, redemption or acquisition shall be to cause Seller and its affiliates to own more than 20% of the outstanding Buyer Common Stock on the Closing Date;

                  (i) shall not, and shall not permit any of its subsidiaries to, change its methods of accounting in effect at December 31, 1995, except to the extent set forth in the notes to the Buyer Balance Sheet and as may be required by changes in GAAP as concurred in by Buyer's independent auditors, and Buyer shall not, and shall not permit any of its subsidiaries to, change its fiscal year;

                  (j) shall not, with respect to itself or any of its subsidiaries, authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into an agreement with respect to, any merger, consolidation, purchase and assumption transaction or business combination (other than the Acquisition Merger), any acquisition of a material amount of assets or securities or assumption of liabilities or any disposition of a material amount of assets or securities;

                  (k) shall not, and shall not permit any of its subsidiaries to, take any action that is intended or would reasonably be expected to result in (i) any of Buyer's representations or warranties contained in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, (ii) any of the conditions to the obligations of the parties set forth in Article VI not being satisfied or (iii) any violation of any of its other agreements or commitments contained in this Agreement; and

                  (l) shall not, and shall not permit any of its subsidiaries to, agree, in writing or otherwise, to take any of the actions that are described above in this Section 5.02 as prohibited hereunder.

         5.03     Access to Properties and Records; Confidentiality.

                  (a) Each of Company and Buyer shall permit the other parties hereto reasonable access to its properties and those of its subsidiaries during normal business hours and at other reasonable times, and each of Company and Buyer shall make available to the other parties all Records, including all books, papers and records relating to its and its subsidiaries assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors and stockholders meetings, organizational documents, by-laws, material contracts and agreements, filings with any regulatory authorities, accountants' work papers, litigation files, plans affecting employees, and any other business activities or prospects in which the other parties may reasonably have an interest in light of the transactions contemplated hereby, and each of Company and Buyer shall provide to the other party such financial and other information as the other party may reasonably request and in which such other party may reasonably have an interest in light of the transactions contemplated hereby and/or the relationships between the parties hereto. Company and Buyer shall, upon the request of the other parties, use reasonable efforts to make arrangements with each third party provider of services to Company or Buyer or their respective subsidiaries, as the case may be, to permit the other parties reasonable access to all Records held by each such third party. Neither

         Buyer nor Company shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of any customer, would jeopardize the attorney-client privilege of the institution in possession or control of such information, or would contravene any law, rule, regulation, order, judgment, decree or binding agreement. The parties will use reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

                  (b) All Confidential Information, as such term is defined further below, furnished by each party hereto to the other or to any of its affiliates or to any of its or any of its affiliates' directors, officers, employees, representatives or agents (such persons being referred to herein as "Representatives"), shall be treated as the sole property of the party furnishing the information, and the party receiving the information or any of its affiliates or Representatives, as the case may be, shall keep confidential all such information, and shall not directly or indirectly at any time use such information for any competitive or other commercial purpose or otherwise to the detriment of the party furnishing such information and, if the transactions contemplated hereby shall not occur, shall, upon request, return to the party which furnished such information all documents or other materials containing, reflecting or referring to such information, provided, however, that the parties hereto and their respective affiliates shall be permitted to retain and share with their regulators, examiners and auditors (who need to know such information and are informed of the confidential nature thereof and directed to treat such information confidentially) such materials, files and information relating to or constituting such party's or any of its affiliates' or Representatives' work product, presentations or evaluation materials as such party reasonably deems necessary or advisable in connection with auditing or examination purposes. The obligation to keep such information confidential shall continue forever except as otherwise expressly set forth herein. In the event that either party or any of its affiliates or Representatives is requested or required in the context of a litigation, governmental, judicial or regulatory investigation or other similar proceeding (by oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar process) to disclose any Confidential Information, the party or its affiliate or its Representative so requested or required will, promptly and if practicable and legally permitted, prior to providing such information, provide the other party with notice of each such request or requirement so that the other party may seek an appropriate protective order or other remedy or, if appropriate, waive compliance with the provisions of this Agreement. If, in the absence of a protective order or the receipt of a waiver hereunder, the party or affiliate or Representative so requested or required is, in the written opinion of its counsel, legally required to so disclose Confidential Information to any tribunal, governmental or regulatory authority, or similar body, the party or affiliate or Representative so required may disclose that portion of the Confidential Information which it is advised in writing by such counsel it is legally required to so disclose to such tribunal or authority or similar body without liability to the other party hereto for such disclosure. The parties and their affiliates and Representatives will exercise reasonable efforts, at the expense of the party who disclosed such Confidential Information to the other party, to obtain assurance that confidential treatment will be accorded the information so disclosed.

                  As used in this Section 5.03(b), "Confidential Information" means all data, reports, interpretations, forecasts and records (whether in written form, electronically stored or otherwise) containing or otherwise reflecting information concerning the disclosing party or its affiliates which is not available to the general public and which the disclosing party or any affiliate or any of their respective Representatives provides or has previously provided to the receiving party or to the receiving party's affiliates or Representatives at any time in connection with the transactions contemplated by this Agreement, including but not limited to, any information obtained by meeting with Representatives of the disclosing party or its affiliates, together with summaries, analyses, extracts, compilations, studies, personal notes or other documents or records, whether prepared by the receiving party or others, which contain or otherwise reflect such information. Notwithstanding the foregoing, the following information will not constitute "Confidential Information":
         (i) information that is or becomes generally available to the public other than as a result of a disclosure by the receiving party or any affiliate or Representative of the receiving party, (ii) information that was previously known to the receiving party or its affiliates or Representatives on a nonconfidential basis prior to its disclosure by the disclosing party, its affiliates or Representatives, (iii) information that became or becomes available to the receiving party or any affiliate or Representative thereof on a nonconfidential basis from a source other than the disclosing party or any affiliate or Representatives of the disclosing party, provided that such source is not known by the disclosing party or its affiliates or Representatives to be subject to any confidentiality agreement or other legal restriction on disclosing such information or (iv) information that has been independently acquired or developed by the receiving party or its affiliates or Representatives without violating the terms of this
         Section 5.03(b).

         5.04 Consents. Each of the parties hereto will cooperate with the other and use all reasonable efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of governmental agencies and authorities and nongovernmental third parties, which are necessary or appropriate to consummate the transactions contemplated by this Agreement.

         5.05 Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to, as promptly as practicable, take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, including, without limitation, the making of the regulatory filings referred to in Sections 3.04 and 4.04 hereof, to consummate and make effective the transactions contemplated by this Agreement; provided that neither Buyer nor any subsidiary of Buyer shall have any obligation under any circumstance to sell any business or discontinue any lines of business to enable Seller to obtain any regulatory approval to consummate the transactions contemplated hereunder. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of Buyer, the Company and Seller shall take all such necessary action.

         5.06 Disclosure Supplements. From time to time prior to the Effective Time, and in any event on the Closing Date prior to the Effective Time, each party will promptly give notice to the other party of any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described by such party in its Disclosure Schedule or which is necessary to correct any information provided in the Disclosure Schedule or any representation or warranty of such party which has become inaccurate; such notice shall not be deemed to supplement or amend such party's Disclosure Schedule.

         5.07 Public Announcements. Upon execution of this Agreement by each of the parties hereto, Seller and Buyer shall issue a joint news release regarding such execution and regarding the transactions contemplated hereby. Such news release shall be in form mutually acceptable to both Buyer and Seller. Except as otherwise required by law or the rules of the NYSE, Seller and Buyer will cooperate with each other in the development and distribution of any other news releases or other public information disclosures with respect to this Agreement or any of the terms hereof or any of the transactions contemplated hereby.

         5.08.    Employment; Employee Benefits.

                  (a) Post-Closing Date Employment. The Company will continue to offer employment at sufferance to all of the Company Employees who are at work on the Closing Date, including those Company Employees on vacation, absent due to a sick or personal day, family leave or workers' compensation claim, but not Company Employees who at the Closing Date are on a leave of absence and are not expected to be reinstated. Each Company Employee's salary (or rate of pay) shall be at least as great as his/her salary (or rate of pay) immediately prior to the Closing Date, and the location of the employment shall be within a twenty-five mile radius of the location where the Company Employee is employed immediately prior to the Closing Date. The Company shall have no obligation to employ any Company Employee for any specific term after the Closing Date, provided that the Buyer agrees that, for a period of 60 days after the Closing Date, it will not cause any of the Company Employees to suffer "employment loss" for purposes of the Worker Adjustment and Retraining Notification Act and related regulations (the "WARN Act") if such employment loss could create any liability for the Seller unless the Buyer or the Company delivers notices under the WARN Act in such a manner and at such time that the Seller bears no liability with respect thereto.

                  (b) Benefits After the Closing Date. For a period of two years after the Closing Date, the Buyer will cause the Company to provide benefits in the aggregate substantially equivalent to the benefits under the Company Benefit Plans maintained by the Company before the Closing Date. The Buyer will waive any exclusion for an existing condition and any waiting period under any health plan extended to the Company Employees and will treat the service of Company Employees with the Company as service rendered to the Buyer for purposes of eligibility to participate, vesting and for other appropriate benefits, but not for benefit accrual or benefit payment, under any pension benefit plan or welfare benefit plan of the Buyer extended to Company Employees.

                  (c) Benefits Before the Closing Date. Before the Closing Date, the Seller will accelerate vesting in all outstanding stock options granted to Company Employees. Effective as of the Closing Date, the Seller will cause all outstanding restricted stock awarded to Company Employees to become free of all restrictions. After the Closing Date, the Buyer will cause the Company to pay to eligible Company Employees amounts payable under the Change Arrangements in accordance with their terms; provided, that such amounts referred to in Section 2.06(a)(ii)(A) and (a)(ii)(B), shall be accrued on the Measurement Date Balance Sheet and the Closing Date Balance Sheet. Effective as of the Closing Date, Company Employees will cease to be active participants in the Company Benefit Plans that are not Transferred Company Benefit Plans, and Seller will retain all liabilities with respect to such plans (other than Transferred Company Benefit Plans). Effective as of the Closing Date, only Company Employees will be active participants in the Transferred Company Benefit Plans.

         5.09 Board of Directors of Buyer. So long as Seller shall hold (directly or indirectly) at least 10% of the issued and outstanding shares of Buyer Common Stock, Seller shall be entitled to designate at least two, and in any event not less than a proportional number (based upon the percentage of the issued and outstanding shares of Buyer Common Stock held (directly or indirectly) by Seller), of the members of the Board of Directors of Buyer. So long as Seller shall hold (directly or indirectly) less than 10% but at least 5% of the issued and outstanding shares of Buyer Common Stock, Seller shall be entitled to designate one member of the Board of Directors. All persons to be so designated by the Seller shall be subject to the approval of the Buyer (which approval shall not be unreasonably withheld); provided, that Buyer hereby approves Peter J. Manning and David K. McKown. As soon as practicable after the Effective Time, Seller's designees shall become members of the Board of Directors of Buyer and the Board of Directors of Buyer shall be expanded to the extent necessary to permit such designees to become members of the Board of Directors of Buyer. From and after the date that Seller's designees become members of the Board of Directors of Buyer, such designees shall continue to be members of the Board of Directors of Buyer; provided, however, that Seller may change any of its designees at any time and any new designee shall replace the applicable existing designee as a member of the Board of Directors of Buyer as soon as practicable after Buyer receives notice of such change. For purposes of this Section 5.09, any such new designee shall, for all purposes, be treated as if he or she were an initial designee of Seller hereunder. From and after the date that Seller's designees become members of the Board of Directors of Buyer, at least one such designee shall be a member of each of the Executive Committee and the Audit Committee of such Board. Seller's rights and Buyer's obligations under this Section 5.09 shall terminate in the event that Seller shall at any time after the Effective Time (directly or indirectly) hold less than five percent of the issued and outstanding shares of Buyer Common Stock. None of Seller's rights under this Section 5.09 shall be assignable to any other Person, including, without limitation, to any transferee of Voting Stock in connection with any sale or transfer of such Voting Stock pursuant to Section 5.19 thereof. For purposes of this Section 5.09, neither Seller nor any affiliate owning Buyer Common Stock shall be deemed to own Buyer Common Stock to the extent that such Buyer Common Stock is subject to an arrangement for the issuance of any debt, equity or other securities that are convertible into (whether mandatory or optional), or payable in shares of such Buyer Common Stock.

         5.10 Tax Treatment. The parties intend that the Acquisition Merger constitute a "reorganization" within the meaning of Section 368(a) of the Code and that each of Buyer, Acquisition Subsidiary and the Company are parties to such a reorganization within the meaning of Section 368(b) of the Code. Each of the parties hereto agrees to report the Acquisition Merger and related transactions consistent with said intention and further agrees not to take any action which, on the basis of the Code, applicable Treasury Regulations and relevant rulings and procedures issued thereunder, all as in effect from time to time, would cause the Acquisition Merger to fail to qualify as a reorganization.

         5.11 Agreement Not to Compete. Upon the consummation of the transactions contemplated hereby and until the later of (i) five years from the Closing Date or (ii) two years from the date a designee of Seller no longer serves on the Board of Directors of the Buyer, neither Seller nor any of its subsidiaries or affiliates shall compete anywhere in the United States with Buyer, its subsidiaries or affiliates in the business of financing or purchasing retail installment contracts from automobile dealers relating to the sale of used automobiles to consumers whereby the annual percentage rate paid by the consumer exceeds the higher of (x) 18% and (y) the "base rate" of The First National Bank of Boston at such time plus 8% (the "Sub-Prime Auto Business"); provided, however, that this Section 5.11 shall not prohibit Seller or any of its subsidiaries or affiliates from owning and operating a Sub-Prime Auto

Business as a result of Changed Circumstances (as defined below) so long as, to the extent that such Sub-Prime Auto Business includes originations of loans or acquisitions of retail installment contracts exceeding $100 million in the aggregate on an annual basis, Seller or such subsidiary or affiliate sells or otherwise disposes of such Sub-Prime Auto Business within 12 months after the date of acquisition thereof. In the event that the Seller or any of its subsidiaries or affiliates shall not sell or otherwise dispose of any such Sub-Prime Auto Business in accordance with the immediately preceding sentence, then Seller shall have no rights under Section 5.09 hereof until such sale or other disposition has been completed. For purposes hereof, the term "Changed Circumstances" shall mean (i) any acquisition of Seller or any subsidiary or affiliate of Seller by a previously unaffiliated Person, (ii) any acquisition by Seller or any subsidiary or affiliate of Seller of a previously unaffiliated Person or (iii) any merger, consolidation or other business combination between Seller or any subsidiary or affiliate of Seller and a previously unaffiliated Person and, in the case of clauses (ii) and (iii)) above, the acquisition of the Sub-Prime Auto Business is incidental to the contemplated transaction.

         5.12 Delivery of Audited Financial Statements. As soon as they are available but in any event not later than 45 days after the date hereof, Company shall deliver to Buyer audited financial statements prepared in accordance with the rules and regulations of the SEC for the Company's fiscal years 1994, 1995 and 1996, together with an unqualified report of Company's auditors and an auditor's consent for the inclusion of their report in any registration statement to be filed by Buyer with the SEC under the Securities Act (collectively, the "Audited Financial Statements"). Seller and the Company shall use reasonable efforts to cooperate with Buyer in connection with any such filing and to assist Buyer in responding to any comments by the SEC relating to such financial statements or in the preparation of pro forma financial statements necessary to be included in such registration statement. Company shall use all reasonable efforts to cooperate with Buyer to provide the Buyer with any other information required to make any filings with the SEC.


         5.13 Exclusivity. Neither Seller nor any affiliate or representative of Seller will (i) solicit, initiate or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of the Company (including any acquisition structured as a merger, consolidation or share exchange), or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. Seller will notify the Buyer as soon as practicable after any Person makes any proposal, offer or a bona fide inquiry with respect to any of the foregoing.

         5.14 Bank Regulation. From and after the Closing Date, neither Seller nor any of its affiliates will enter into any agreement with any regulatory authority which would require the Buyer or any subsidiary of Buyer to cease conducting any business or activity then being conducted by such Person.

         5.15     Limitation on Ownership of Capital Stock.

                  (a) Except as provided in this Agreement or unless Buyer otherwise agrees in writing, Seller shall not and shall not permit any affiliate of Seller to (i) directly or indirectly acquire beneficial ownership of any shares of any class of capital stock of Buyer or other securities of Buyer which are entitled to vote generally in the elections of directors ("Voting Stock"), any securities convertible into or exchangeable for Voting Stock, or any other right to acquire Voting Stock (except, in any case, by way of stock dividends or other distributions or offerings made available to holders of any Voting Stock generally) or (ii) authorize or make a tender, exchange or other offer for any Voting Stock. In the event that at any time the Voting Stock of Buyer held by Seller and its affiliates shall exceed 20% of the outstanding Voting Stock of Buyer, then, at the request of Buyer, Seller shall sell, or shall cause its affiliates to sell, Voting Stock pursuant to Section 5.20(a) hereof in order to reduce Seller's and its affiliates' ownership of Voting Stock below 20% of the then outstanding Voting Stock as soon as practicable after receiving such request from Buyer; provided that the limitation in the first sentence of Section 5.20(a) precluding any sale of Voting Stock within a period of one year after the date hereof shall not apply to any such sale so long as such sale complies with other provisions of Section 5.20(a). Notwithstanding the foregoing, in the event that Seller shall reasonably determine that it is necessary or advisable to acquire additional share of Voting Stock for purposes of obtaining "Equity Accounting" treatment for Seller's ownership interest in Buyer, Seller shall advise management of the Buyer of Seller's plans to acquire additional shares of Voting Stock, and, thereafter, Seller and/or its affiliates may acquire additional Voting Stock so long as such acquisition would not result in Seller and its affiliates owning more than 20% of the Voting Stock then outstanding. All of Seller's purchases of Buyer Voting Stock shall be in compliance with applicable laws and regulations. All of the shares of Voting Stock so acquired shall become subject to the provisions of Sections 5.16 through 5.23 hereof..

                  (b) Notwithstanding the limitations contained in Section 5.15(a), if (i) Buyer's Board of Directors determines to sell the Buyer and to seek offers to purchase the Buyer pursuant to established procedures, Seller may submit a proposal to Buyer's Board of Directors to acquire Buyer provided that such proposal must be submitted in accordance with the procedures established by Buyer's Board of Directors in connection with its determination to effect such a sale or
         (ii) Buyer's Board of Directors approves a transaction for the acquisition by a Person or Persons of Voting Stock representing 50% or more of the combined voting power of the then outstanding Voting Stock, Seller may seek to acquire Voting Stock on terms and conditions no less favorable to Buyer's stockholders than the terms and conditions provided for in such transaction.

         5.16 Voting. Seller and its affiliates shall take such actions as may be required so that all shares of Voting Stock owned by Seller and its affiliates are voted for nominees to the Board of Directors of Buyer in accordance with the recommendation of the Board of Directors consistent with the provisions of Section 5.09 hereof. Unless Buyer otherwise consents in writing, Seller and its affiliates shall take such actions as may be required so that all shares of Voting Stock owned by Seller and its affiliates are voted in accordance with the recommendation of the Board of Directors on all other matters to be voted on by holders of Voting Stock. Seller and/or its affiliates, as the holder(s) of shares of Voting Stock, shall be present, in person or by proxy, at all meetings of shareholders of Buyer so that all shares of Voting Stock beneficially owned by Seller and its affiliates may be counted for the purposes of determining the presence of a quorum at such meetings.

         5.17 Voting Trust, etc. Neither Seller nor any affiliates of the Seller shall deposit any shares of Voting Stock in a voting trust or, except as otherwise provided herein, subject any Voting Stock to any arrangement or agreement with respect to the voting of such Voting Stock.

         5.18 Solicitation of Proxies and Proposals. Without Buyer's prior written consent, Seller shall not, directly or indirectly, and shall cause each of its affiliates and any other Person acting on its behalf not to (a) solicit proxies with respect to any Voting Stock, become a "participant" in any "election contest" (as such terms are used in Rule 14a-11 of Regulation 14A under the Exchange Act relating to the election of directors of Buyer), seek to advise, encourage or influence any Person with respect to the voting of any Voting Stock, initiate, propose or otherwise solicit stockholders of Buyer for the approval of one or more stockholder proposals or induce or attempt to induce any other Person to initiate any stockholder proposal; provided, however, that Seller shall not be deemed to be a "participant" by reason of the membership on Buyer's Board of Directors of any member designated by Seller as permitted by
Section 5.09 hereof; or (b) make any proposal, whether written or oral, to the Board of Directors of Buyer, any director or officer of Buyer, or make any public announcement concerning such a proposal, with respect to a tender offer for any Voting Stock, a merger or other similar business combination, sale or transfer of all or substantially all of the assets, liquidation or other extraordinary corporate transactions, in each case, involving Buyer, or seek to affect or influence control of the Board of Directors of Buyer or make any public statement with respect thereto; provided, further, that nothing in this
Section 5.18 or any other provision hereof shall prohibit or limit in any manner
(i) the ability of any designee on the Board of Directors of Buyer to perform his or her duties as a member of such Board as such designee shall, in his or her sole discretion, deem necessary or appropriate, or (ii) the ability of Seller and its affiliates to communicate with Seller's designees on the Board of Directors of Buyer.

         5.19 Acts in Concert with Others. Except as otherwise contemplated hereby, Seller shall not join a partnership, limited partnership, syndicate or other group, or otherwise act in concert with any third person, for the purpose of acquiring or holding Voting Stock.

         5.20     Restrictions on Transfer of Voting Stock.

                  (a) Except as provided in Section 5.15(a) hereof, Seller and its affiliates shall not, without the prior written consent of Buyer, directly or indirectly, sell or transfer any Voting Stock for a period of one year after the Closing Date. After the first anniversary of the Closing Date, subject to Section 5.21 hereof, Seller and its affiliates may sell or transfer Voting Stock (i) pursuant to a public offering so long as (A) the investment banker(s) and managing underwriter(s) administering such offering are mutually acceptable to Buyer and Seller and (B) such investment banker(s) and managing underwriter(s) agree to use reasonable efforts to effect a broad distribution of the Voting Stock being sold in such offering, and (ii) pursuant to Rule 144 or other transactions (other than public offerings) so long as (A) the Seller provides Buyer with a letter from its investment banker or underwriter stating that a public offering would be impracticable or inadvisable to proceed at such time, (B) such sale or transfer would not result in any Person or group owning or having the right to acquire Voting Stock with aggregate voting power of 10% or more of the combined voting power of Voting Stock then outstanding, and (C) if such sale or transfer would result in any Person or group owning or having the right to acquire voting Stock with aggregate Voting power of 5% or more of the combined voting power of Voting Stock then outstanding, the transferee that would own such amount agrees in writing to hold such Voting Stock subject to all of the provisions of this Agreement, including, without limitation, this Section 5.20(a). In the case of a transfer of Voting Stock pursuant to clause (i) above, the Voting Stock being transferred will, after transfer, be free of all restrictions under this Agreement. In the case of a transfer of Voting Shares pursuant to clause (ii) above to a person or group which, after such transfer, would not own or have the right to acquire Voting Stock with aggregate voting power of 5% or more of the Voting Stock combined voting power of Voting Stock then outstanding, the Voting Stock being transferred will, after transfer, be free of all restrictions under this Agreement.

                  (b) Notwithstanding anything herein to the contrary, Seller and its affiliates may sell or transfer Voting Stock in the following cases: (i) to Buyer or any Person or group approved in writing by Buyer, or (ii) to a Person 80% or more of the combined voting power of all voting securities of which are owned, directly or indirectly, by Seller, (a "Controlled Corporation"), so long as such Controlled Corporation agrees to hold such Voting Stock subject to all the provisions of this Agreement, including this Section 5.20, and agrees to transfer such Voting Stock to Seller or another Controlled Corporation of Seller if it ceases to be a Controlled Corporation of Seller, or (iii) in response to an offer to purchase or exchange for cash or other consideration any Voting Stock (a) which is made by or on behalf of Buyer, or (b) which is made by another Person or group and is not opposed by the Board of Directors of Buyer within the time such Board is required, pursuant to regulations under the Exchange Act, to advise Buyer's stockholders of such Board's position on such offer, or
         (iv) pursuant to a bona fide pledge of such Voting Stock to an institutional lender to secure a loan, guarantee or other financial support, provided that such lender agrees to hold such Voting Stock subject to all provisions of this Agreement and any sale or disposition by such lender of such pledged Voting Stock shall be subject to the limitations of this Section 5.20, or (v) in the event of a merger or consolidation of Buyer or pursuant to a plan of liquidation of Buyer or

         (vi) in the event that Seller and/or its affiliates are required by the Federal Reserve Board or applicable law or regulation to sell all or any portion of the Voting Stock prior to the first anniversary of the Closing Date, then Seller and/or its affiliates shall be permitted to sell such shares of Voting Stock in accordance with Section 5.20(a) prior to the first anniversary date of the Closing Date.

         5.21 Right of First Purchase. Prior to Seller and/or its affiliates making any sale or transfer of Voting Stock of Buyer permitted under Section 5.20(a), Buyer shall be entitled to purchase such Voting Stock in the following manner:

                  (a) Seller and/or its affiliates owning Buyer Common Stock shall give notice (the "Transfer Notice") to Buyer in writing of its desire to sell or transfer Voting Stock specifying the amount of Voting Stock proposed to be sold or transferred.

                  (b) Buyer shall have the right, exercisable by giving written notice (the "Purchase Notice") to Seller and/or such affiliate within 30 calendar days after receipt of such Transfer Notice to purchase all but not less than all (unless otherwise mutually agreed by Buyer and Seller and/or such affiliate) of the amount of Voting Stock specified in such Transfer Notice for cash in an amount per share equal to 97% of the average closing price of Buyer Common Stock for the 10 consecutive trading day period immediately preceding the date of the Buyer's Purchase Notice. If Buyer exercises its right of first purchase, within 30 days after receipt by Buyer of the Transfer Notice, Buyer shall deliver to Seller evidence reasonably satisfactory to Seller and/or its affiliate (by written commitment letter subject only to customary representations, diligence and documentation or otherwise) of Buyer's ability to finance such repurchase.

                  (c) If Buyer exercises its right of first purchase hereunder, the closing of the purchase of the applicable Voting Stock shall take place within 60 calendar days after the date of receipt by Buyer of the Transfer Notice, which period of time shall be extended to the extent necessary to comply with applicable securities laws and regulations. Upon exercise by Buyer of its right of first purchase in accordance with the terms hereof, Buyer and Seller and/or its affiliate shall be legally obligated to consummate the purchase contemplated thereby and shall use all reasonable best efforts to secure any approvals required in connection therewith.

                  (d) If Buyer does not exercise its right of first purchase hereunder within the time specified for such exercise, Seller shall be free, during the period of 90 calendar days following the expiration of the time for exercise of Buyer's right of first purchase (or, in the case of a registered public offering, such longer period of time as the underwriter may reasonably determine is required to effect such offering), to sell the amount of Voting Stock specified in such Transfer Notice in accordance with the provisions set forth in Section
         5.20 hereof; provided, that Seller may sell such Voting Stock at such price and on such terms as Seller, in its sole discretion, may deem appropriate.

                  (e) In the event that Buyer elects to exercise a right of first purchase under this Section 5.21, Buyer may specify prior to closing such purchase another Person as its designee to purchase such Voting Stock. If Buyer shall designate another person as the purchaser pursuant to this Section 5.21, the giving of the Purchase Notice by Buyer shall constitute a legally binding obligation of Buyer to complete such purchase if such person shall fail to do so.

         5.22 Fiduciary Capacity. Notwithstanding anything herein to the contrary, Sections 5.15 through 5.21 hereof shall not apply to any Voting Stock of Buyer held by Seller or any of its affiliates as trustee or in any other fiduciary capacity for the benefit of an unaffiliated third party.

         5.23 Expiration of Provisions. Upon Seller and all of its affiliates owning Voting Stock having less than 3% of the combined voting power of all Voting Stock then outstanding, the obligations of Seller under Sections 5.15 through 5.21 hereof shall terminate and be of no further effect.

         5.24 Tax Disaffiliation Agreement. Buyer and Seller covenant and agree that they shall comply in all material respects with the terms and provisions of the Tax Disaffiliation Agreement.

                                   ARTICLE VI

                               CLOSING CONDITIONS

         6.01 Conditions to Each Party's Obligations. The respective obligations of each party to effect the Acquisition Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions, none of which may be waived, except as provided for below:

                  (a) Governmental Consents. All authorizations, consents, orders or approvals of, declarations or filings with or notices to, and all expirations of waiting periods imposed by, any governmental or regulatory authority or agency, which are necessary for the consummation of the Acquisition Merger, shall have been filed, occurred or obtained (all such authorizations, orders, declarations, approvals, filings, notices and consents and the lapse of all such waiting periods being referred to as the "Requisite Regulatory Approvals"), and all such Requisite Regulatory Approvals shall be in full force and effect.

                  (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Acquisition Merger shall be in effect.

         6.02 Conditions to the Obligations of Buyer. The obligations of Buyer to effect the Acquisition Merger shall be further subject to the satisfaction or waiver by Buyer, at or prior to the Effective Time, of the following conditions:

                  (a) Absence of Material Adverse Changes. There shall not have occurred any change in the assets, business, operations, results of operations or financial condition of Company or any of its subsidiaries which has had, or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Company.

                  (b) Representations and Warranties; Performance of Obligations. The obligations of Company and Seller required to be performed by each of them at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects and the representations and warranties of Company and Seller contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except as otherwise specifically contemplated by this Agreement and except as to any representation or warranty which specifically relates to an earlier date) and Buyer shall have received a certificate to that effect signed by an authorized officer of each of Seller and of Company.

                  (c) Third-Party Approvals. Any and all permits, consents, waivers, clearances, approvals and authorizations of or notices to any nongovernmental and nonregulatory third parties which are disclosed in

         Section 3.04 of the Company Disclosure Schedule shall have been received, obtained or made and shall be in full force and effect.

                 (d) Registration Rights Agreements. The Registration Rights Agreement shall have been duly executed and delivered by each party thereto and shall be in full force and effect as of the Effective Time.

                 (e) Tax Disaffiliation Agreement. The Tax Disaffiliation Agreement shall have been duly executed and delivered by each party thereto and shall be in full force and effect as of the Effective Time.

                  (f) Stockholder Approval. In the event a vote of the shareholder of Buyer is required under the rules of the NYSE to permit the issuance of Buyer Common Stock to Seller, the shareholders of Buyer shall have approved the transactions contemplated hereunder.

                  (g) Bank Regulation. Immediately following the Closing, Buyer shall not, by virtue of Seller's ownership of Buyer Common Stock or Seller's right to designate directors to the Board of the Buyer, be subject to any regulations applicable to banks or bank holding companies which would require the Buyer or any of its affiliates to cease conducting any business or activity then being conducted by such Person or to take or omit to take any action which act or omission would be adverse to the business of Buyer.

                  (h) Audited Financial Statements. The Audited Financial Statements shall have been delivered to Buyer.

                  In addition to the foregoing, Seller and Company will furnish Buyer with such additional certificates, instruments or other documents in the name or on behalf of Seller and Company, executed by appropriate officers or others, including, without limitation, certificates or correspondence of governmental agencies or authorities or nongovernmental third parties, to evidence fulfillment of the conditions set forth in this Section 6.02 as Buyer may reasonably request.

                  Notwithstanding anything herein to the contrary, in the event that the conditions to the Buyer's obligation to effect the Acquisition Merger set forth in Section 6.02(a) and/or (b) hereof shall not be satisfied and the Buyer shall determine not to effect the Acquisition Merger pursuant to such Section 6.02(a) and/or (b), then Buyer shall notify Seller immediately upon making such determination and Seller shall have 30 days from the date of receipt of such notice to cure the event causing such condition(s) not to be satisfied and any adverse consequences resulting from such event.

         6.03 Conditions to the Obligations of Company. The obligations of Seller and Company to effect the Acquisition Merger shall be further subject to the satisfaction or waiver by Seller and Company, at or prior to the Effective Time, of the following conditions:

                  (a) Absence of Material Adverse Changes. There shall not have occurred any change in the assets, business, operations, results of operations or financial condition of Buyer or any of its subsidiaries which has had, or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Buyer.

                  (b) Representations and Warranties; Performance of Obligations. The obligations of Buyer required to be performed by it at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects and the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (except as otherwise specifically contemplated by this Agreement and except as to any representation or warranty which specifically relates to an earlier date) and Seller and Company shall have received a certificate to that effect signed by an authorized officer of Buyer.

                  (c) Third-Party Approvals. Any and all permits, consents, waivers, clearances, approvals and authorizations of or notices to any nongovernmental and nonregulatory third parties which are set forth in
         Section 4.04 hereto shall have been received, obtained or made and shall be in full force and effect.

                  (d) Intercompany Debt. All indebtedness owing from Company or any of its subsidiaries to Seller and/or any of its affiliates (other than Company and its subsidiaries) shall have been repaid or prepaid in full in immediately available funds.

                  (e) Registration  Rights Agreements.  The Registration
         Rights Agreement shall have been duly executed and delivered by each party thereto and shall be in full force and effect as of the Effective Time.

                  (f) Tax Disaffiliation Agreement. The Tax Disaffiliation Agreement shall have been duly executed and delivered by each party thereto and shall be in full force and effect as of the Effective Time.

                  (g) Federal Tax Opinion. Seller shall have received an opinion of its counsel, Bingham, Dana & Gould LLP, in form and substance reasonably satisfactory to Seller, dated as of the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Acquisition Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368 of the Code and addressing such other tax consequences as Seller may request and are customary in transactions of a like character. In rendering such opinion, counsel may require and rely upon representations contained in certificates of Seller, Buyer, the Company, Acquisition Subsidiary and others.

         In addition to the foregoing, Buyer will furnish Seller and Company with such additional certificates, instruments or other documents in the name or on behalf of Buyer, executed by appropriate officers or others, including without limitation certificates or correspondence of governmental agencies or authorities or nongovernmental third parties, to evidence fulfillment of the conditions set forth in this Section 6.03 as Seller or Company may reasonably request.

         Notwithstanding anything herein to the contrary, in the event the conditions to the Seller's obligation to effect the Acquisition Merger set forth in Section 6.03(a) and/or (b) hereof shall not be satisfied and the Seller shall determine not to effect the Acquisition Merger pursuant to such Section 6.03(a) and/or(b), then Seller shall notify Buyer immediately upon making such determination and Buyer shall have 30 days from the date of receipt of such notice to cure the event causing such condition(s) not to be satisfied and any adverse results of such event.

                                   ARTICLE VII

                                     CLOSING

         7.01 Time and Place. Subject to the provisions of Articles VI and VIII hereof, the Closing of the transactions contemplated hereby shall take place at the Boston, Massachusetts offices of Bingham, Dana & Gould at 10:00 A.M., local time, on the first business day after the date on which all of the conditions contained in Article VI are satisfied or waived; or at such other place, at such other time, or on such other date as Seller and Buyer may mutually agree upon for the Closing to take place. The parties intend for the Closing to occur as soon as practicable after the date hereof.

         7.02 Deliveries at the Closing. Subject to the provisions of Articles VI and VIII hereof, at the Closing there shall be delivered to Seller, Company and Buyer, the opinions, certificates, and other documents and instruments required to be delivered under Article VI hereof.

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

         8.01 Termination. This Agreement may be terminated at any time prior to the Effective Time in accordance with the following provisions:

                  (a) by mutual written consent of Seller and Buyer authorized by their respective Boards of Directors;

                  (b) by Seller or Buyer if the Effective Time shall not have occurred on or prior to September 30, 1997 (the "Termination Date") or such later date as shall have been agreed to in writing by Buyer and Seller, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe in any material respect the covenants and agreements of such party set forth herein;

                  (c) by Buyer or Seller (i) thirty days after the date on which any request or application for a Requisite Regulatory Approval shall have been denied, unless within the thirty day period following such denial a petition for rehearing or an amended application has been filed with such governmental regulatory authority or agency; provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.01(c) if such denial shall be due to the failure of the party seeking to terminate this Agreement to perform or observe in any material respect the covenants and agreements of such party set forth herein, or (ii) if any governmental or regulatory authority or agency, or court of competent jurisdiction, shall have issued a final permanent order or Injunction enjoining, denying approval of, or otherwise prohibiting the consummation of the Acquisition Merger and the time for appeal or petition for reconsideration of such order or Injunction shall have expired without such appeal or petition being granted or such order or Injunction shall otherwise have become final and non-appealable; or

                  (d) by the Board of Directors of Buyer or the Board of Directors of Seller (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), in the event of a material breach by the other party of any representation, warranty, covenant or other agreement contained herein which breach is not cured within 30 days after written notice thereof is given to the party committing such breach.

         8.02 Effect of Termination. In the event of termination of this Agreement by either Seller or Buyer as provided above, this Agreement shall forthwith become null and void (other than Sections 5.03(b) and 10.01 hereof, which shall remain in full force and effect) and there shall be no further liability on the part of Seller, Company or Buyer or their respective officers or directors to the other parties, except (i) any liability of Seller, Company or Buyer under said Sections 5.03(b) and 10.01, and (ii) in the event of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, in which case, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys' fees, sustained or incurred by the nonbreaching party as a result thereof or in connection therewith or with the enforcement of its rights hereunder.

         8.03 Amendment, Extension and Waiver. Subject to applicable law and as may be authorized by their respective Boards of Directors, at any time prior to the consummation of the transactions contemplated by this Agreement or termination of this Agreement in accordance with the provisions of Section 8.01 hereof, Buyer, Seller and Company may, (a) amend this Agreement, (b) extend the time for performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained in Articles V and VI (other than Section 6.01) hereof. This Agreement may not be amended or otherwise modified except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                   ARTICLE IX

                                 INDEMNIFICATION

         9.01 Survival of Representations, Warranties and Covenants. Except as otherwise specifically provided in this Agreement, all representations, warranties, covenants and other agreements contained in or incorporated into this Agreement or in any instrument delivered pursuant hereto shall survive the Closing and any investigation or inquiry made by the Seller, the Company or the Buyer, as the case may be; provided, that the representations and warranties set forth in Section 3.10(a), (b) and (d) and Sections 4.10 through 4.14 shall terminate upon Closing.

         9.02 Survival Period. Any claim for a breach of any representation or warranty contained in this Agreement must be made within the following periods:

                  (a) with respect to the matters addressed in Section 3.10(c) and (e), prior to the thirtieth (30th) day following the lapse of time within which federal, state or local taxing authorities are entitled to assert any Tax liability on the part of Company for Tax periods ending at or prior to the Closing Date; and

                  (b) with respect to all other representations and warranties contained in Article III of this Agreement (other than Section 3.10) and in Sections 4.01 through 4.09 hereof, within twenty-four months after the Closing Date.

         9.03     Terms of Indemnification.

                  (a) Subject to Section 9.06 below, Seller agrees to indemnify the Buyer and its affiliates (and their respective directors, officers, agents and employees) against, and to protect, defend and hold harmless the Buyer and its affiliates (and their respective directors, officers, agents and employees) from, and Buyer agrees to indemnify the Seller and its affiliates (and their respective directors, officers, agents and employees) against, and to protect, defend and hold harmless the Seller and its affiliates (and their respective directors, officers, agents and employees) from, all Damages (as such term is defined in
         Section 9.05 below) arising out of or resulting from any inaccuracy in, or breach of, any of their respective representations, warranties, covenants or other agreements of each of them contained in or incorporated into this Agreement or any Related Agreement or in any certificate or instrument delivered in connection herewith or therewith (with any representations, warranties, covenants and other agreements of Company through the Effective Time being deemed to be of Seller for purposes of this indemnification), which inaccuracy or breach is asserted and a claim for indemnification with respect thereto is made within the applicable survival period, if any, set forth in Section
         9.02 above.

                  (b) In addition, Seller agrees to indemnify Buyer and its affiliates (and their respective directors, officer, agents and employees) against, and to protect, defend and hold harmless the Buyer and its affiliates (and their respective directors, officers, agents and employees) from, all Damages (as such term is defined in Section
         9.05 below) arising out of or resulting from any claim, suit, action or proceeding against the Company, whether pending prior to Closing or brought against the Company after the Closing, or whether or not disclosed to Buyer or known to Seller or Company prior to Closing, relating to or arising out of any actionable or allegedly actionable act or omission by the Company or any Company subsidiary or the Company's or any Company subsidiary's agents, officers or employees in conducting the business of the Company or a subsidiary on or before the Closing Date, which claim, suit, action or proceeding is commenced and a claim for indemnification with respect thereto is made within twenty-four months after the Closing Date. Claims for indemnification pursuant to this Section 9.03(b) shall not be subject to the provisions of Section 9.06 hereof.

                  (c) In addition, subject to Section 9.06 below, Seller agrees to indemnify Buyer and its affiliates (and their respective directors, officer, agents and employees) against, and to protect, defend and hold harmless the Buyer and its affiliates (and their respective directors, officers, agents and employees) from, all Damages (as such term is defined in Section 9.05 below) arising out of or resulting from any Loan intentionally not having been made to the obligor or in the amount or on the terms identified in the applicable Loan documentation and a claim for indemnification with respect to which is made within twelve
         (12) months after the Closing Date.

                  (d) Damages arising out of a breach of any representation or warranty in this Agreement shall be determined without giving effect to any exception or qualification of such representation or warranty as to the materiality of the breach thereof or the Material Adverse Effect on any Person of such breach; provided, however, that in the event that Company delivers to Buyer its certificate pursuant to Section 6.02(b) hereof and such certificate accurately states that there has occurred any change(s) in assets, business, operations, results of operations or financial condition of Company or any of its subsidiaries since the date hereof which has had or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company and Buyer shall elect to waive any closing condition not satisfied as a result thereof and effect the Acquisition Merger despite such event, then Damages shall for all purposes hereof be determined without giving effect to the event causing such Material Adverse Effect on the Company.

         9.04 Procedures. In any case under this Agreement where one party has indemnified the other against any claim or legal action, indemnification shall be provided in accordance with the procedure outlined below:

                  (a) Provided that notice is given by the indemnified party to the indemnifying party promptly upon the commencement of a legal proceeding or the indemnified party becoming aware of a material claim for which indemnification might be claimed, except to the extent the failure to provide such notice does not prejudice the interests of the indemnifying party, the indemnifying party promptly will defend, contest, or otherwise protect the indemnified party against any such claim or suit at its own cost and expense.

                  (b) The indemnified party may, but will not be obligated to, participate at its own expense in a defense thereof by counsel of its own choosing, but the indemnifying party shall be entitled to control the defense unless (i) in the case where only money damages are sought, the indemnified party has relieved the indemnifying party from liability with respect to the particular matter or (ii) in the case where equitable relief is sought, the indemnified party elects to participate in and jointly control the defense thereof; provided, that the indemnifying party may only settle or compromise the matter subject to indemnification without the consent of the indemnified party if such settlement includes a complete release of all indemnified parties as to the matters in dispute and relates solely to money damages; and provided, further, that the indemnified party will not unreasonably withhold consent to any settlement or compromise that requires its consent. It is specifically agreed that the Buyer, its subsidiaries or affiliates may withhold its consent to any settlement or compromise of a matter subject to indemnification, if in its reasonable opinion the terms of such settlement or compromise will materially adversely affect its ability to conduct future business.

                  (c) In the event the indemnifying party fails to timely defend, contest, or otherwise protect the indemnified party against any such claim or suit, the indemnified party may, but will not be obligated to, defend, contest, or otherwise protect against the same, and make any compromise or settlement thereof, and in such event, or in the case where the indemnified party jointly controls such claim or suit, the indemnified party shall be entitled to recover its costs thereof from the indemnifying party, including reasonable attorneys' fees, disbursements and all amounts paid as a result of such claim or suit or the compromise or settlement thereof; provided, however, that if the indemnifying party timely undertakes the defense of such matter and the indemnified party does not jointly control such matter, the indemnified party shall not be entitled to recover from the indemnifying party for its costs incurred in the defense thereof other than the reasonable costs of investigation undertaken by the indemnified party and reasonable costs of providing assistance.

                  (d) The indemnified party shall cooperate and provide such assistance as the indemnifying party may reasonably request in connection with the defense of the matter subject to indemnification and in connection with recovering from any third parties amounts that the indemnifying party may pay or be required to pay by way of indemnification hereunder. The indemnified party shall be required to file a claim with its third-party insurers as to any matter subject to indemnification that is covered by insurance; provided, however, that neither the filing of any such claim nor the insurer's rejection thereof in whole or in part shall be a condition to the indemnifying party's obligations under this Article IX. The indemnified party shall protect its position with respect to any matter that may be the subject of indemnification hereunder in the same manner as it would any similar matter where no indemnification is available.

         9.05 Damages. As used in this Article IX, the term "Damages" means any and all losses, claims, damages, liabilities, obligations, judgments, settlements, awards, demands, offsets, reasonable out-of-pocket costs, expenses and attorneys' fees (including any such reasonable costs, expenses and attorneys' fees incurred in enforcing a party's right of indemnification against any indemnifying party or with respect to any appeal) and penalties and interest, if any, but shall not include any such amounts for which the indemnified party receives payment from a third party (including insurers) (after associated collection expenses) and shall be net of any associated Tax benefit. For purposes of this Section 9.05, "associated Tax benefit" means the reduction in Taxes enjoyed by an indemnified party in any taxable year of that party as a result of the Tax treatment of the Damages, such reduction to be reduced (but not below zero) by any incremental Taxes paid by the indemnified party by reason of the inclusion of the indemnification payment in income if and to the extent required by applicable law. The amount of any associated Tax benefit shall be deducted from an indemnifying payment when such payment is otherwise to be made, and shall be computed by the indemnifying party on such reasonable assumptions as it may select. Each indemnification payment from which an associated Tax benefit has been deducted shall be accompanied by a computation of such benefit sufficient in detail to enable the indemnified party to assess the basis of the computation. If the indemnified party disagrees with the indemnifying party's computation, it shall provide the indemnifying party with its computation and sufficient information to enable the indemnifying party to assess its computation, and the parties shall thereafter work together in good faith to resolve the matter and develop a framework for future adjustments consistent with the principles of this subsection (with any differences to be resolved by applying the principles of Section 4(b) of the Tax Disaffiliation Agreement). Any payment (including insurance proceeds) received by the indemnified party with respect to any matter that has been the subject of any prior indemnification payment(s) by the indemnifying party shall be promptly remitted (net of collection expenses) to the indemnifying party up to the aggregate amount of such prior indemnification payment(s).

         9.06 Maximum Indemnification/ Threshold. Notwithstanding any other provision of this Agreement, with respect to breaches of representations and warranties that survive the Closing and Section 9.03(c) hereof (a) the maximum aggregate liability of Seller to the Buyer or Buyer to Seller shall be $100,000,000 and (b) no indemnified party shall be entitled to any indemnification unless, and only to the extent that, the aggregate Damages to such indemnified party exceed $2,000,000.

                                    ARTICLE X

                                  MISCELLANEOUS

         10.01 Expenses. Except as otherwise expressly set forth herein, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses; provided, that any such expenses incurred by the Company shall have been accrued as of the Closing on the Closing Date Balance Sheet.

         10.02 Notices. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally or by a nationally recognized overnight courier addressed as follows:

                    (a)    If to Buyer, to:

                                    Mercury Finance Company
                                    100 Field Drive, Suite 340
                                    Lake Forest, Illinois 60045
                                    Attention:   John Brincat, Chairman
                                                          and
                                                 Mark Dapier, General Counsel

                           Copy to:

                                    McDermott, Will & Emery
                                    227 West Monroe
                                    Chicago, Illinois 60606
                                    Attention:   Bernard Kramer, Esq.
                                                          and
                                                 Grant A. Bagan, Esq.

                    (b)    If to Company or Seller, to:

                                    The First National Bank of Boston
                                    100 Federal Street
                                    Boston, Massachusetts  02110
                                    Attention:   Peter J. Manning,
                                                 Executive Vice President
                                                           and
                                                 Gary A. Spiess, General Counsel

                           Copy to:

                                    Bingham, Dana & Gould LLP
                                    150 Federal Street
                                    Boston, Massachusetts 02110
                                    Attention:   Norman J. Shachoy, Esq.


or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date so mailed.

         10.03 Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any party hereto without the prior written consent of the other parties, and that nothing in this Agreement, other than as expressly set forth in Article IX, is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement.

         10.04 Complete Agreement. This Agreement, including the documents and other writings referred to herein or delivered pursuant hereto, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings between the parties, both written and oral, with respect to its subject matter.

         10.05 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed to be an original and shall become effective when a counterpart has been signed by each of the parties and delivered to each of the other parties.

         10.06 Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof.

         10.07 Captions. The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         10.08 Effect of Investigations. No investigation by the parties hereto made heretofore or hereafter, whether pursuant to this Agreement or otherwise shall affect the representations and warranties of the parties which are contained herein and each such representation and warranty shall survive such investigation, subject, however, to Article IX hereof.

         10.09 Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the purposes and intents of this Agreement.

         10.10 Specific Enforceability. The parties recognize and hereby acknowledge that it is impossible to measure in money the damages that would result to a party by reason of the failure of any of the parties to perform any of the obligations imposed on it by this Agreement. Accordingly, if any party should institute an action or proceeding seeking specific enforcement of the provisions hereof, each party against which such action or proceeding is brought hereby waives the claim or defense that the party instituting such action or proceeding has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists.

         10.11 Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, Seller shall be entitled to cause all of the Company Capital Stock to be transferred to any subsidiary of Seller so long as, after such transfer, the transactions contemplated hereby will be capable of consummation in as timely a manner as if such Company Capital Stock continued to be held by Bank of Boston Connecticut. This Agreement and any related documents shall be appropriately amended in order to reflect any such transfer.

         IN WITNESS WHEREOF, Company, Seller and Buyer have caused this Agreement to be executed as a sealed instrument by their duly authorized officers, all as of the day and year first above written.


                                     BANK OF BOSTON CORPORATION


                                       By:      /s/   PETER J. MANNING
                                           Name:        Peter J. Manning
                                           Title:       Executive Vice President


                                     MERCURY FINANCE COMPANY


                                       By:      /s/   JOHN N. BRINCAT
                                           Name:        John N. Brincat
                                           Title:       Chairman and CEO


                                     FIDELITY ACCEPTANCE
                                      CORPORATION


                                       By:      /s/   ALAN REESE
                                           Name:        Alan Reese
                                           Title:       Chairman

                                                                      EXHIBIT A

                          REGISTRATION RIGHTS AGREEMENT


         This REGISTRATION RIGHTS AGREEMENT (this "Agreement"), dated as of [ ], 1997, is by and between (a) Mercury Finance Company, a Delaware corporation (the "Company"), and (b) [ ], a [ ] (the "Investor").

         In consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

     1. Definitions. As used herein, the following terms have the following meanings:

     "Commission" means the Securities and Exchange Commission.

     "Common Stock" means the Company's Common Stock, $1 par value per share.

     "Company" has the meaning specified in the preamble hereto.

     "Demand Registration" has the meaning specified in Section 2(a).

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Holder" means Investor and any other Person or Persons to whom any Registrable Securities shall have been assigned or transferred in accordance with Section 13(g) of this Agreement.

     "Indemnified Party" has the meaning specified in Section 9(c) hereof.

     "Indemnifying Party" has the meaning specified in Section 9(c) hereof.

     "Investor" has the meaning specified in the preamble hereto.

     "Major Holder" means any Holder holding at the relevant time of determination at least 6,500,000 shares of Registrable Securities (such number of shares shall automatically be adjusted to reflect any stock split, reverse stock split, recapitalization, reclassification or similar transaction).

         "Merger Agreement" shall mean the Agreement and Plan of Merger, dated as of January 10, 1997, by and among Company, Investor and Fidelity Acceptance Corporation, as amended and in effect from time to time.

         "Person" means any individual, partnership, corporation, limited liability company, trust or unincorporated organization, or a government or agency or political subdivision thereof.

         "Piggyback Registration" has the meaning specified in Section 3(a).

         "Prospectus" means the prospectus included in any Registration Statement, as amended or supplemented by any Prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference in such Prospectus.

         "Public Sale" means any sale of Common Stock to the public pursuant to a public offering registered under the Securities Act, or to the public through a broker or market-maker pursuant to the provisions of Rule 144 (or any successor rule) adopted under the Securities Act.

         "registered" and "registration" means a registration for a public offering effected by preparing and filing a Registration Statement in compliance with the Securities Act and the declaration or ordering by the Commission of effectiveness of such Registration Statement.

         "Registrable Securities" means, at any time, all of the then issued and outstanding (a) shares of Common Stock issued to Investor pursuant to the Merger Agreement, (b) other shares of Common Stock purchased by or issued from time to time to Investor, (c) capital stock or other securities into which or for which any such shares of Common Stock shall have been converted or exchanged pursuant to any recapitalization, reorganization or merger of the Company or otherwise, or (d) shares of capital stock issued with respect to the foregoing pursuant to a stock split or stock dividend or otherwise, provided, however, that the foregoing capital stock shall be Registrable Securities only so long as such capital stock has not been (i) sold pursuant to a Public Sale or (ii) otherwise transferred and new certificates or other evidences of ownership for such capital stock (not bearing a legend to the effect that such securities have not been registered under the Securities Act and may not be sold or transferred in the absence of registration or an exemption therefrom under the Securities Act, and not subject to any stop transfer order or other restriction on transfer) shall have been delivered by or on behalf of the Company and such capital stock is able to be resold without subsequent registration under the Securities Act.

         "Registration Expenses" has the meaning specified in Section 8.

         "Registration Statement" means any registration statement of the Company under the Securities Act which covers any of the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus, amendments and supplements to such Registration Statement, including post-effective amendments, all exhibits and all material incorporated by reference in such Registration Statement.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Underwriters' Maximum Number" means, for any Piggyback Registration, Demand Registration or other registration which is an underwritten registration, the maximum number of securities which, in the opinion of the managing underwriters of such registration in the light of marketing factors, can be sold in such offering without materially and adversely affecting the success or offering price of such offering.

         2.       Demand Registration.

         (a)      Request for Demand Registration.

                  (i) Subject to the limitations contained in the following paragraphs of this Section 2, any Major Holder may, at any time and from time to time give to the Company, pursuant to this subparagraph
         (i), a written request for the registration by the Company under the Securities Act of all or any part of the Registrable Securities of such Major Holder (such registration being herein called a "Demand Registration"); provided, that no such Demand Registration shall become effective prior to the first anniversary of the date hereof. Within ten
         (10) days after receipt by the Company of any such written request, the Company will give written notice of such registration request to all Holders of Registrable Securities.

                  (ii) Subject to the limitations contained in the following paragraphs of this Section 2, after receipt of such written request for a Demand Registration, (A) the Company will be obligated and required to include in such Demand Registration all Registrable Securities with respect to which the Company shall receive from Holders of Registrable Securities, within thirty (30) days after the date on which the Company shall have given to all Holders written notice of the registration request pursuant to Section 2(a)(i) hereof, the written requests of such Holders for inclusion in such Demand Registration, and (B) the Company will use its reasonable efforts in good faith to effect promptly the registration of all such Registrable Securities; provided, however, that the Company will not be obligated to effect any Demand Registration unless Holders have requested that such Demand Registration include an aggregate number of Registrable Securities at least equal to 20% of the aggregate number of Registrable Securities initially issued to Investor pursuant to the Merger Agreement; and provided, further, that, as and to the extent set forth in Section 8 hereof, the Company shall only bear the Registration Expenses for two Demand Registrations requested by the Holders. All written requests made by Holders of Registrable Securities pursuant to this subparagraph
         (ii) will specify the number of shares of Registrable Securities to be registered and will also specify the intended method of disposition thereof. Such method of disposition shall, in any case, be an underwritten offering if an underwritten offering is requested by Holders of a majority of the Registrable Securities to be included in such Demand Registration.

         (b) Effective Registration. Any registration initiated by Holders of Registrable Securities as a Demand Registration pursuant to Section 2(a) hereof shall not count as a Demand Registration for any purposes hereof (i) unless and until such registration shall have become effective and all Registrable Securities requested to be included in such registration shall have been actually sold and (ii) if such Holders withdraw their request for a Demand Registration at any time because such Holders (A) reasonably believed that the Registration Statement or Prospectus contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein (in the case of Prospectus, in the light of the circumstances under which they were made) not misleading, (B) notified the Company of such fact and requested that the Company correct such alleged misstatement or omission and (C) the Company has refused to correct such alleged misstatement or omission.

         (c) Priority on Demand Registrations. If the managing underwriters in any underwritten Demand Registration shall give written advice to the Company and the Holders of Registrable Securities to be included in such registration of an Underwriters' Maximum Number, then: (i) the Company will be obligated and required to include in such registration the maximum number of Registrable Securities requested by the Holders thereof to be included in such registration which does not exceed the Underwriters' Maximum Number, and such number of Registrable Securities shall be allocated pro rata among the Holders of such Registrable Securities on the basis of the number of Registrable Securities requested to be included therein by each such Holder; (ii) if the Underwriters' Maximum Number exceeds the number of Registrable Securities requested by the Holders thereof to be included in such registration, then the Company will be entitled to include in such registration that number of securities which shall have been requested by the Company to be included in such registration for the account of the Company and which shall not be greater than such excess; and
(iii) if the Underwriters' Maximum Number exceeds the sum of the number of Registrable Securities which the Company shall be required to include in such Demand Registration and the number of securities which the Company proposes to offer and sell for its own account in such registration, then the Company may include in such registration that number of other securities which Persons (other than the Holders as such) shall have requested be included in such registration and which shall not be greater than such excess. Neither the Company nor any of its stockholders (other than Holders of Registrable Securities) shall be entitled to include any securities in any underwritten Demand Registration unless the Company or such stockholders (as the case may be) shall have agreed in writing to sell such securities on the same terms and conditions as shall apply to the Registrable Securities to be included in such Demand Registration.

         (d) Selection of Underwriters. The Holders of a majority of the Registrable Securities to be included in any Demand Registration shall determine whether or not such Demand Registration shall be underwritten and such Holders and the Company shall mutually agree upon the investment banker(s) and managing underwriter(s) to administer such offering.

         (e) Timing of Demand  Registrations.  The Holders of the
Registrable Securities shall not be entitled to request more than one Demand Registration under this Agreement in any 6-month period.

         3.  Piggyback Registrations.

         (a) Rights to Piggyback.

                  (i) If (and on each occasion that) the Company proposes to register any of its securities under the Securities Act either for the Company's own account or for the account of any of its stockholders (other than Holders in their capacity as such) (each such registration not withdrawn or abandoned prior to the effective date thereof being herein called a "Piggyback Registration"), the Company will give written notice to all Holders of Registrable Securities of such proposal not later than the earlier to occur of (A) the tenth day following the receipt by the Company of notice of exercise of any registration rights by any Persons, and (B) the thirtieth day prior to the anticipated filing date of such Piggyback Registration. The Company will not be obligated or required to include any Registrable Securities in any registration effected solely to implement an employee benefit plan or a transaction to which Rule 145 of the Commission is applicable.

                  (ii) Subject to the provisions contained in paragraph (b) of this Section 3 and in the last sentence of this subparagraph (ii), (A) the Company will be obligated and required to include in each Piggyback Registration all Registrable Securities with respect to which the Company shall receive from Holders of Registrable Securities, within fifteen (15) days after the date on which the Company shall have given written notice of such Piggyback Registration to all Holders of Registrable Securities pursuant to Section 3(a)(i) hereof, the written requests of such Holders for inclusion in such Piggyback Registration, and (B) the Company will use its reasonable efforts in good faith to effect promptly the registration of all such Registrable Securities. The Company shall register such Registrable Securities on the same terms and subject to the same conditions as the other securities of the Company being included in such registration. The Holders of Registrable Securities shall be permitted to withdraw all or any part of the Registrable Securities of such Holders from any Piggyback Registration at any time prior to the effective date of such Piggyback Registration unless such Holders of Registrable Securities shall have entered into a written agreement with the Company's underwriters establishing the terms and conditions under which such Holders would be obligated to sell such securities in such Piggyback Registration.

     (b) Priority on Piggyback Registrations. If a Piggyback Registration is an underwritten registration, and the managing underwriters shall give written advice to the Company of an Underwriters' Maximum Number, then:

                  (i) if the initial proposal to register securities was made for the Company's own account, then (A) the Company shall be entitled to include in such registration that number of securities which the Company proposes to offer and sell for its own account in such registration and which does not exceed the Underwriters' Maximum Number; (B) if the Underwriters' Maximum Number exceeds the number of securities which the Company proposes to offer and sell for its own account in such registration, then the Company will be obligated and required to include in such registration that number of Registrable Securities requested by the Holders thereof to be included in such registration and which does not exceed such excess and such Registrable Securities shall be allocated pro rata among the Holders thereof on the basis of the number of Registrable Securities requested to be included therein by each such Holder; and (C) if the Underwriters' Maximum Number exceeds the sum of the number of Registrable Securities which the Company shall be required to include in such registration pursuant to clause (B) and the number of securities which the Company proposes to offer and sell for its own account in such registration, then the Company may include in such registration that number of other securities which Persons shall have requested be included in such registration and which shall not be greater than such excess.

                  (ii) if the initial proposal to register securities was made by the Company for the account of any stockholder (other than a Holder), then (A) such other stockholder (other than a Holder) on whose behalf the Company proposes to file a Registration Statement shall be entitled to include in such registration that number of securities which such other stockholder proposes to offer and sell in such registration and which does not exceed the Underwriters' Maximum Number; (B) if the Underwriters' Maximum Number exceeds the number of securities which such other stockholder proposes to offer and sell in such registration, then the Company shall be entitled to include in such registration that number of securities which the Company proposes to offer and sell in such registration and which shall not be greater than such excess; (C) if the Underwriters' Maximum Number exceeds the number of securities which the Company shall be required or propose to include in such registration pursuant to clauses (A) and (B) above, then the Company will be obligated and required to include in such registration that number of Registrable Securities requested by the Holders thereof to be included in such registration and which shall not be greater than such excess and such Registrable Securities shall be allocated pro rata among the Holders thereof on the basis of the number of Registrable Securities requested to be included therein by each such Holder; and (D) if the Underwriters' Maximum Number exceeds the sum of the number of Registrable Securities which the Company shall be required or propose to include in such registration pursuant to clauses
         (A), (B) and (C) above, then the Company may include in such registration that number of other securities which Persons shall have requested be included in such registration and which shall not be greater than such excess.

         (c) Selection of Underwriters. In any Piggyback Registration, the Company shall (unless the Company shall otherwise agree) have the right to select the investment bankers and managing underwriters in such registration.


         4. Form S-3. The Company will use its reasonable efforts in good faith to ensure that the Company will be eligible to register securities on Form S-3 (or any comparable form adopted by the Commission) at all times after the date hereof.


         5.       Lockup Agreements.

         (a) Restrictions on Public Sale by Holders of Registrable Securities. No Holder of Registrable Securities, if the Company or the managing underwriters so request in connection with any underwritten registration of the Company's securities, will, without the prior written consent of such underwriters, effect any public sale or other distribution of any equity securities of the Company, including any sale pursuant to Rule 144, during the seven (7) days prior to, and during the ninety (90) day period commencing on, the effective date of such underwritten registration, except in connection with such underwritten registration.

         (b) Restrictions on Public Sale by the Company. The Company agrees that, without the consent of the underwriters, (i) it will not effect any public sale or other distribution of its equity securities, or any securities convertible into or exchangeable or exercisable for such equity securities, during the period commencing on the seventh (7th) day prior to, and ending on the ninetieth (90th) day following, the effective date of any underwritten registration pursuant to Sections 2 or 3 hereof (the "Holdback Period"), except in connection with any such underwritten registration and except for any offering pursuant to an employee benefit plan and registered on Form S-8 (or any successor form), and (ii) each agreement entered into after the date of this Agreement pursuant to which the Company issues or agrees to issue any privately placed securities shall contain a provision under which holders of such securities agree not to effect any public sale pursuant to a registration statement during the Holdback Period; provided, however, that the provisions of this Section 5 shall not prevent the conversion or exchange of any securities pursuant to their terms into or for other securities.

         6.       Registration Procedures.

         (a) Whenever the Holders of Registrable Securities have requested that any Registrable Securities be registered pursuant to this Agreement (whether a Demand Registration or a Piggyback Registration), the Company will use its reasonable efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof, and pursuant thereto the Company will as expeditiously as possible:

                  (i) prepare and file with the Commission a Registration Statement with respect to such Registrable Securities and use its reasonable efforts to cause such Registration Statement to become effective (provided, that before filing a Registration Statement or Prospectus or any amendments or supplements thereto, the Company will furnish to counsel selected by the Holders of a majority of the Registrable Securities covered by such Registration Statement, copies of all such documents proposed to be filed, which documents will be subject to the timely review of such counsel and the Company will not file any Registration Statement or amendment thereto or any Prospectus or any supplement thereto, including documents incorporated by reference, to which the Holders of a majority of the Registrable Securities covered by such Registration Statement shall reasonably object);

                  (ii) prepare and file with the Commission such amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for a period of not less than one hundred twenty
         (120) days and, comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement during such effective period in accordance with the intended methods of disposition by the sellers thereof set forth in such Registration Statement and cause the Prospectus to be supplemented by any required prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 under the Securities Act;

                  (iii) upon request, furnish to each seller of Registrable Securities such number of copies of such Registration Statement, each amendment and supplement thereto, the Prospectus included in such Registration Statement (including each preliminary Prospectus and each Prospectus filed under Rule 424 of the Securities Act) and such other documents as each such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by each such seller (it being understood that the Company consents to the use of the Prospectus and any amendment or supplement thereto by such seller in connection with the offering and sale of the Registrable Securities covered by the Prospectus or any amendment or supplement thereto);

                  (iv) use its reasonable efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as any seller reasonably requests, use its reasonable efforts to keep each such registration or qualification effective, including through new filings, amendments or renewals, during the period such Registration Statement is required to be kept effective, and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller; provided that the Company will not be required
         (A) to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph
         (a)(iv), (B) to subject itself to taxation in any such jurisdiction or
         (C) to consent to general service of process in any such jurisdiction;

                  (v) notify each seller of such Registrable Securities, at any time when a Prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, at the request of any such seller, the Company will promptly prepare (and, when completed, give notice to each seller of Registrable Securities) a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such Prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading; provided that upon such notification by the Company, each seller of such Registrable Securities will not offer or sell such Registrable Securities until the Company has notified such seller that it has prepared a supplement or amendment to such Prospectus and delivered copies of such supplement or amendment to such Seller provided further that the Company may defer the preparation of such supplement or amendment if Company furnishes to Holders of Registrable Securities requesting registration a certificate signed by the President of Company stating that in the good faith judgment of the Board of Directors it would not be in the reasonable interests of Company and its shareholders for such supplement or amendment to be prepared and it is essential to defer the preparation of such supplement or amendment, such deferral being not more than 30 calendar days;

                  (vi) cause all such Registrable Securities to be listed, prior to the date of the first sale of such Registrable Securities pursuant to such registration, on the New York Stock Exchange and each other securities exchange on which similar securities issued by the Company are then listed;

                  (vii) provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such Registration Statement;

                  (viii) enter into all such customary agreements (including underwriting agreements in customary form) and take all such other actions as the Holders of a majority of the Registrable Securities being sold or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities;

                  (ix) make available for inspection on a confidential basis by any seller, any underwriter participating in any disposition pursuant to such Registration Statement, and any attorney, accountant or other agent retained by any such seller or underwriter (in each case after reasonable prior notice), all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company's officers, directors, employees and independent accountants to supply on a confidential basis all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such Registration Statement;

                  (x) permit any Holder of Registrable Securities which Holder, in its sole and exclusive judgment, might be deemed to be an underwriter or a controlling person of the Company within the meaning of Section 15 of the Securities Act, to participate in the preparation of such registration or comparable statement and to permit the insertion therein of material, furnished to the Company in writing, which in the reasonable judgment of such holder and its counsel should be included, provided that such material shall be furnished under such circumstances as shall cause such material to be subject to the indemnification provisions provided pursuant to Section 9(b) hereof;

                  (xi) in the event of the issuance of any stop order suspending the effectiveness of a Registration Statement, or of any order suspending or preventing the use of any related Prospectus or suspending the qualification of any Registrable Securities included in such Registration Statement for sale in any jurisdiction, the Company will promptly notify the Holders of Registrable Securities thereof and use its reasonable efforts promptly to obtain the withdrawal of such order;

                  (xii) if requested by the managing underwriter or underwriters or any Holder of Registrable Securities in connection with any sale pursuant to a Registration Statement, promptly incorporate in a Prospectus supplement or post-effective amendment such information relating to such underwriting as the managing underwriter or underwriters or such holder reasonably requests to be included therein, and make all required filings of such Prospectus supplement or post-effective amendment as soon as practicable after being notified of the matters incorporated in such Prospectus supplement or post-effective amendment;

                  (xiii) cooperate with the holders of Registrable Securities and the managing underwriter or underwriters, if any, to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legends) representing Registrable Securities to be sold under such registration, and enable such Registrable Securities to be in such denominations and registered in such names as the managing underwriter or underwriters, if any, or such holders may request;

                  (xiv) use its reasonable efforts to cause the Registrable Securities to be registered with or approved by such other governmental agencies or authorities within the United States and having jurisdiction over the Company as may reasonably be necessary to enable the seller or sellers thereof or the underwriter or underwriters, if any, to consummate the disposition of such Registrable Securities;

                  (xv)     use its reasonable efforts to obtain:

                           (A) at the time of effectiveness of each
                  registration, a "comfort letter" from the Company's independent certified public accountants covering such matters of the type customarily covered by "cold comfort letters" as the Holders of a majority of the Registrable Securities covered by such registration and the underwriters reasonably request; and


                           (B) at the time of any underwritten sale pursuant to a Registration Statement, a "bring-down comfort letter", dated as of the date of such sale, from the Company's independent certified public accountants covering such matters of the type customarily covered by comfort letters as the Holders of a majority of the Registrable

         Securities covered by such Registration Statement and the underwriters reasonably request;

                           (xvi) use its reasonable efforts to obtain, at the time of effectiveness of each Piggyback Registration and at the time of any sale pursuant to each registration, an opinion or opinions, favorable in form and scope to the Holders of a majority of the Registrable Securities covered by such registration, from counsel to the Company in customary form; and

                           (xvii) otherwise comply with all applicable rules and regulations of the Commission, and make generally available to its security holders (as contemplated by Section 11(a) under the Securities
         Act) an earnings statement satisfying the provisions of Rule 158 under the Securities Act as soon as practicable, but in any event no later than 18 months, after the effective date of the Registration Statement.

         (b) Notwithstanding Sections 2 and 3 hereof, if Company shall furnish to Holders of Registrable Securities on or before the date filing would be required a certificate signed by the President of Company stating that in the good faith judgment of the Board of Directors of Company it would not be in the reasonable interests of Buyer and its shareholders for such registration statement to be filed and it is therefore essential to defer the filing of such Registration Statement, Company shall be entitled to postpone filing of the Registration Statement for a reasonable period of time, but not in excess of 90 calendar days.


         7.       Cooperation by Prospective Sellers, Etc.

         (a) Each prospective seller of Registrable Securities will furnish to the Company in writing such information as the Company may reasonably require from such seller, and otherwise reasonably cooperate with the Company in connection with any Registration Statement with respect to such Registrable Securities.

         (b) The failure of any prospective seller of Registrable Securities to furnish any information or documents in accordance with any provision contained in this Agreement shall not affect the obligations of the Company under this Agreement to any remaining sellers who furnish such information and documents unless in the reasonable opinion of counsel to the Company or the underwriters, such failure impairs the viability of the offering or the legality of the Registration Statement or the underlying offering.

         (c) The Holders of Registrable Securities included in any Registration Statement will not (until further notice) effect sales thereof after receipt of telegraphic or written notice from the Company to suspend sales to permit the Company to correct or update such Registration Statement or Prospectus; but the obligations of the Company with respect to maintaining any Registration Statement current and effective shall be extended by a period equal to the period such suspension is in effect.

         8.       Registration Expenses.

         (a) All costs and expenses incurred or sustained in connection with or arising out of each registration pursuant to Sections 2 and 3 hereof, including, without limitation, all registration and filing fees, fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the underwriters in connection with the blue sky qualification of Registrable Securities), printing expenses, messenger, telephone and delivery expenses, fees and disbursements of counsel for the Company, reasonable fees and disbursements of one counsel representing the Holders of Registrable Securities, such counsel to be selected by the Holders of a majority of the Registrable Securities to be included in such registration, fees and disbursements of all independent certified public accountants (including the expenses relating to the preparation and delivery of any special audit or "cold comfort" letters required by or incident to such registration), the reasonable fees and expenses of any special experts retained by the Company of its own initiative or at the request of the managing underwriters in connection with such registration, and fees and expenses of all (if any) other Persons retained by the Company (all such costs and expenses being herein called, collectively, the "Registration Expenses"), will be borne and paid by the Company; provided, however, that, in the case of Demand Registrations, unless the Company is engaged in any activity that is not a permissible activity under applicable laws or regulatory requirements for a Person in which the Investor holds the ownership interest the Investor then holds in the Company, the Company will only bear Registration Expenses for the first two Demand Registrations requested by the Investor and thereafter the Holders of Registrable Securities included in any Demand Registration will bear all Registration Expenses thereof in accordance with Section 8(c) hereof; provided, that Investor may assigns its rights to have the Registration Expenses for one of its Demand Registrations paid by the Company to a transferee to whom Investor transfers Registrable Securities and, if Investor so elects, only the Registration Expenses for the first Demand Registration by Investor and the first Demand Registration by such transferee shall be borne and paid by Company. The Company will, in any case, pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit, and the fees and expenses incurred in connection with the listing of the securities to be registered on each securities exchange on which similar securities of the Company are then listed. The Holders of Registrable Securities will, in any case, pay any discount or commission payable to the underwriters, with respect to the shares being sold by such Holders.

         (b) The Company will not bear the cost of nor pay for any stock transfer taxes imposed in respect of the transfer of any Registrable Securities to any purchaser thereof by any Holder of Registrable Securities in connection with any registration of Registrable Securities pursuant to this Agreement.

         (c) To the extent that Registration Expenses incident to any registration are, under the terms of this Agreement, not required to be paid by the Company, each Holder of Registrable Securities included in the applicable registration will pay all Registration Expenses which are solely attributable to the registration of such Holder's Registrable Securities so included in such registration, and all other Registration Expenses not so attributable to one Holder will be borne and paid by all sellers of securities included in such registration in proportion to the number of securities so included by each such seller.

         9.       Indemnification.

         (a) Indemnification by the Company. The Company will indemnify each Holder requesting or joining in a registration and each underwriter of the securities so registered, the officers, directors and partners of each such Person and each Person who controls any thereof (within the meaning of the Securities Act) and their respective successors and assigns against any and all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of any material fact contained in any Prospectus, offering circular or other document incident to any registration, qualification or compliance (or in any related Registration Statement, notification or the like) or any omission (or alleged omission) to state therein any material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of any rule or regulation promulgated under the Securities Act applicable to the Company and relating to any action or inaction required of the Company in connection with any such registration, qualification or compliance, and the Company will reimburse each such Holder, underwriter, officer, director, partner and controlling person for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such claim, loss, damage or liability arises out of or is based on any untrue statement or omission based upon written information furnished to the Company in an instrument duly executed by such Holder, underwriter, officer, director, partner or controlling person and stated to be specifically for use in such Prospectus, offering circular or other document.

         (b) Indemnification by Each Holder. Each Holder requesting or joining in a registration will indemnify each underwriter of the securities so registered, the Company and its officers and directors and each Person, if any, who controls any thereof (within the meaning of the Securities Act) and their respective successors in title and assigns against any and all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of any material fact contained in any Prospectus, offering circular or other document incident to any registration, qualification or compliance (or in any related Registration Statement, notification or the like) or any omission (or alleged omission) to state therein any material fact required to be stated therein or necessary to make the statement therein not misleading, and such Holder will reimburse each underwriter, the Company and each other Person indemnified pursuant to this paragraph (b) for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action; provided, however, that this paragraph (b) shall apply only if (and only to the extent that) such statement or omission was made in reliance upon written information furnished to such underwriter or the Company in an instrument duly executed by such Holder and stated to be specifically for use in such Prospectus, offering circular or other document (or related Registration Statement, notification or the like) or any amendment or supplement thereto; provided further, that each Holder's liability hereunder with respect to any particular registration shall be limited to an amount equal to the net proceeds received by such Holder from the Registrable Securities sold by such Holder in such registration; and provided, further, that no such Holder shall be required to indemnify any Person for damages caused by any Person continuing to use a prospectus (prior to its amendment or supplementation) more than three days after the Company has received a notice from such Holder of any such untrue statement or omission contained in such prospectus.

         (c) Indemnification Proceedings. Each party entitled to indemnification pursuant to this Section 9 (the "Indemnified Party") shall give notice to the party required to provide indemnification pursuant to this Section 9 (the "Indemnifying Party") promptly after such Indemnified Party acquires actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party (at its expense) to assume the defense of any claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be reasonably acceptable to the Indemnified Party, and the Indemnified Party may participate in such defense at such party's expense; and provided, further, that the failure by any Indemnified Party to give notice as provided in this paragraph (c) shall not relieve the Indemnifying Party of its obligations under this Section 9 except to the extent that the failure results in a failure of actual notice to the Indemnifying Party and such Indemnifying Party is damaged solely as a result of the failure to give notice. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. The reimbursement required by this

Section 9 shall be made by periodic payments during the course of the investigation or defense, as and when bills are received or expenses incurred.

         10. Contribution in Lieu of Indemnification. If the indemnification provided for in Section 9 hereof is unavailable to a party that would have been an Indemnified Party under any such section in respect of any losses, claims, damages or liabilities (or actions in respect thereof) referred to therein, then each party that would have been an Indemnifying Party thereunder shall, in lieu of indemnifying such Indemnified Party, contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and such Indemnified Party on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof). The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Indemnifying Party or such Indemnified Party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and each Holder of Registrable Securities agree that it would not be just and equitable if contribution pursuant to this Section 10 were determined by pro-rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 10. The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this Section 10 shall include any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding any provision of this Section 10 to the contrary, (a) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation and (b) each Holder's liability hereunder with respect to any particular registration shall be limited to an amount equal to the net proceeds received by such Holder from the Registrable Securities sold by such Holder in such registration.

         11. Rule 144 Requirements. The Company will use its reasonable efforts in good faith to make publicly available and available to the Holders of Registrable Securities, pursuant to Rule 144 of the Commission under the Securities Act, such information as shall be necessary to enable the Holders of Registrable Securities to make sales of Registrable Securities pursuant to that Rule. The Company will furnish to any Holder of Registrable Securities, upon request made by such Holder, a written statement signed by the Company, addressed to such Holder, describing briefly the action the Company has taken or proposes to take to comply with the current public information requirements of Rule 144. The Company will, at the request of any Holder of Registrable

Securities, upon receipt from such Holder of a certificate certifying (i) that such Holder has held such Registrable Securities for a period of not less than three (3) consecutive years, (ii) that such Holder has not been an affiliate (as defined in Rule 144) of the Company for more than the ninety (90) preceding days, and (iii) as to such other matters as may be appropriate in accordance with such Rule, remove from the stock certificates representing such Registrable Securities that portion of any restrictive legend which relates to the registration provisions of the Securities Act.

         12. Participation in Underwritten Registrations. No Person may participate in any underwritten registration pursuant to this Agreement unless such Person (a) agrees to sell such Person's securities on the basis provided in any underwriting arrangements approved by the Persons entitled, under the provisions hereof, to approve such arrangements, and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required by the terms of such underwriting arrangements. Any Holder of Registrable Securities to be included in any underwritten registration shall be entitled at any time to withdraw such Registrable Securities from such registration prior to its effective date in the event that such Holder shall disapprove of any of the terms of the related underwriting agreement.

         13.      Miscellaneous.

         (a) No Inconsistent Agreements. The Company has not previously entered into any agreement with respect to its Common Stock granting any registration rights to any Person, and will not on or after the date of this Agreement enter into any agreement with respect to its securities which grants demand registration rights to anyone or which is inconsistent with the rights granted to the Holders of Registrable Securities in this Agreement or otherwise conflicts with the provisions hereof.

         (b) Amendments and Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless such amendment, modification, supplement, waiver or consent is approved in writing by the Company and the Holders of at least a majority of the Registrable Securities.

         (c) Registrable Securities Held by the Company. Whenever the consent or approval of Holders of Registrable Securities is required pursuant to this Agreement, Registrable Securities held by the Company shall not be counted in determining whether such consent or approval was duly and properly given by such Holders.

         (d) Term. The agreements of the Company contained in this Agreement shall continue in full force and effect so long as any Holder holds any Registrable Securities.

         (e) Remedies. In the event of a breach by the Company of its obligations under this Agreement, each Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of any of the provisions of this Agreement and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

         (f) Notices. Any notice provided for in this Agreement will be in writing and will be deemed properly delivered if either personally delivered or sent by a nationally recognized overnight courier to the recipient at the address specified below:

                  (i) if to a Holder, at such Holder's address on the stock transfer books of the Company;

                  with copies to:

                                    The First National Bank of Boston
                                    100 Federal Street
                                    Boston, Massachusetts  02110
                                    Attention:  Peter J. Manning, Executive
                                                Vice President
                                                           and
                                                Gary A. Spiess, General Counsel

                                    Bingham, Dana & Gould LLP
                                    150 Federal Street
                                    Boston, Massachusetts 02110
                                    Attention:   Norman J. Shachoy, Esq.
             and

                  (ii)     if to the Company, at:

                                    Mercury Finance Company
                                    100 Field Drive, Suite 340
                                    Lake Forest, Illinois 60045
                                    Attention:  John Brincat, Chairman
                                                            and
                                                Mark Dapier, General Counsel

                           Copy to:

                                    McDermott, Will & Emery

                                    227 West Monroe
                                    Chicago, Illinois 60606
                                    Attention:   Bernard Kramer, Esq.
                                                            and
                                                 Grant A. Bagan, Esq.

and thereafter at such other address, notice of which is given in accordance with the provisions of this Section 13(f). Any such notice shall be effective
(A) if delivered personally, when received, and (B) if sent by overnight courier, when receipted for.

         (g) Successors and Assigns. This Agreement and the rights and obligations of any Holder hereunder may be assigned to, and shall inure to the benefit of, any Person to whom such Holder transfers any or all of its Registrable Securities, provided that the transferee agrees in writing to be bound by all of the terms and conditions of this Agreement. The Company may not assign any of its rights or obligations under this Agreement.

         (h) Counterparts. This Agreement may be executed in two or more counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

         (i) Headings. The headings in this Agreement are for convenience of reference only and shall not constitute a part of this Agreement, nor shall they affect their meaning, construction or effect.

         (j) Governing Law. The validity, performance, construction and effect of this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to principles of conflicts of law.

         (k) Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.

         (l) Representations and Warranties of the Company. The Company represents and warrants to each Holder as follows: the execution, delivery and performance of this Agreement by the Company have been duly authorized by all requisite corporate action and will not violate any provision of law, any order of any court or other agency of government, the character or by-laws of the Company, or any provision of any indenture, agreement or other instrument to which it or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of the Company. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms.

         (m) Entire Agreement. This Agreement and the Merger Agreement are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein, with respect to the registration rights granted by the Company with respect to the Registrable Securities. This Agreement and the Merger Agreement supersede all prior agreements and understandings between the parties with respect to such subject matter.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                           MERCURY FINANCE COMPANY


                           By:__________________________________________________
                                 Title:



                           [INVESTOR]


                           By:__________________________________________________
                                  Title:

                                                                      Exhibit B


                          Tax Disaffiliation Agreement


         The parties to this Agreement, dated as of January __, 1997, are Mercury Finance Company, a Delaware corporation (the "Buyer"), and Bank of Boston Corporation, a Massachusetts corporation (the "Seller").

         The Buyer and the Seller have entered into an Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement"), pursuant to which Acquisition Subsidiary will be merged with and into the Company. The parties desire to enter into this Tax Disaffiliation Agreement (this "Agreement") pursuant to the Merger Agreement in order to address certain matters relating to the Tax liabilities of the Acquired Companies.


                  1.       Defined Terms.
         Capitalized terms used in this Agreement and not otherwise defined have the respective meanings given those terms in the Merger Agreement. Capitalized terms defined both in this Agreement and the Merger Agreement have the respective meanings given those terms in this Agreement.

         "Acquired Companies" means the Company and all of its Subsidiaries, and "Acquired Company" means any of the Acquired Companies.

         "Affiliated Group" means an affiliated group as defined in Section 1504 of the Code or any analogous combined, consolidated, or unitary group defined under state, local, or foreign income Tax law.

         "Code" means the Internal Revenue Code of 1986, as amended. All citations to the Code or to the Treasury Regulations promulgated thereunder shall include any amendments or any substitute or successor provisions thereto.

         "Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, profit, windfall profit, environmental (including Code Section 59A), customs, duties, real property, personal property, capital stock, intangibles, social security, employment, unemployment, disability, payroll, license, employee, or other tax, withholding tax, or levy, of any kind whatsoever, including any interest, penalties, or additions to tax in respect of the foregoing.

         "Tax Return" means any return, declaration, report, claim for refund, information return, or other document (including any related or supporting estimates, elections, schedules, statements, or information) filed or required to be filed in connection with the determination, assessment, or collection of any Tax or the administration of any laws, regulations, or administrative requirements relating to any Tax.

                  2.       Tax Indemnity.

                           (a) Seller's Tax Indemnity. In lieu of any other
                  remedy for breach of the representations and warranties set forth in Section 3.10 of the Merger Agreement (other than those set forth in Section 3.10(c) and (e) thereof), the Seller shall reimburse and indemnify Buyer and the Acquired Companies for, and hold Buyer and the Acquired Companies harmless from and against any Taxes paid or to be paid by (or on behalf of) any Acquired Company relating to periods through the Effective Time, including without limitation (A) any Tax liability for periods through the Effective Time, and (B) any Tax liability incurred or to be incurred by Buyer or by any Acquired Company under Treas. Reg. ss. 1.1502-6 (or any corresponding provision of state, local, or foreign law) for any Tax period of any Affiliated Group including any Acquired Company ending prior to or including the Effective Time.

                           (b) Buyer's Tax Indemnity. Buyer and the Acquired
                  Companies shall reimburse and indemnify Seller for, and hold Seller harmless from and against, any Taxes paid or to be paid by (or on behalf of) any Acquired Company relating to periods after the Effective Time.

                           (c)      Measurement.

                           (i)      Income  Taxes.  As to Taxes based upon or
measured with reference to income, the amount of the parties' indemnification obligation hereunder for any Tax for the Tax period including the Effective Time shall be determined on the basis of a closing of the books as of the Effective Time; provided, that the taxable income and Taxes attributable to an Acquired Company for periods through the Effective Time shall include all items of taxable income or loss required to be included during such period by reason of the transactions contemplated by the Merger Agreement (specifically including all Taxes arising out of or relating to the inclusion of the Acquired Companies in Seller's Affiliated Group through the Effective Time and the Acquired Companies' separation from the Seller's Affiliated Group contemplated by the Merger Agreement).

                           (ii)     Non-Income  Taxes.  As to any Tax not based\
upon or  measured  with  reference  to income, for Tax periods that include
(but do not end on) the Effective Time, the amount of Seller's indemnification obligation for that Tax period hereunder shall equal (i) the full amount thereof for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Effective Time and the denominator of which is the number of days in the entire Tax period; provided, that the parties' indemnification obligations shall be adjusted appropriately to reflect the actual proportionate period of property ownership during the applicable Tax period for any such non-income Taxes imposed with respect to the ownership of specific items of property held by an Acquired Company during any Tax period including the Effective Time.

                  3.       Filing of Tax Returns.

                           (a) Tax Returns To Be Filed by Seller. The Seller
                  shall (i) properly prepare (or cause to be prepared) and file (or cause to be filed) on a timely basis all Tax Returns of each Acquired Company for all Tax periods ending on or before the Effective Time or by reason of the Acquisition Merger that are due after the Effective Time (taking into account any extensions in effect at the Effective Time), and (ii) pay (or cause to be paid) all Taxes shown to be due on such Tax Returns.

                           (b) Tax Returns To Be Filed by Buyer. Buyer shall (i)
                  properly prepare (or cause to be prepared) and file (or cause to be filed) on a timely basis all Tax Returns of each Acquired Company for all Tax periods due after the Effective Time (taking into account any extensions) other than those Tax Returns referred to in subsection (a) above, and (ii) pay (or cause to be paid) all Taxes shown to be due on such Tax Returns (subject to the Seller's indemnity set forth in Section 2). All Tax Returns to be prepared and filed under this Section for any period ending before or including the Effective Time shall be prepared on a basis consistent with the applicable Acquired Company's past practice to the extent such past practice is consistent with all applicable Tax laws, rules, and regulations.

                  4.       Calculation and Payment.

                           (a) Notice and Payment. Any party seeking payments
                  under this Agreement at any time and from time to time shall give the other party or parties written notice of its claim, which notice shall include all information and documentation reasonably necessary to support the claim and a calculation, reasonably satisfactory to such other party or parties, of the amount of the requested payment. The other party or parties shall make the applicable payment within thirty (30) days of his or its receipt of such notice, or, in the case of a dispute, within thirty (30) days of the determination of the proper amount of the payment under subsection (b) below. Written notice of a claim must be given to the party requested to make the payment prior to the expiration of the applicable Tax statute of limitations with respect to the period to which the claim relates. Failure to give any party required to make payments hereunder timely notice thereof, or delay in providing such notice, shall excuse such party's obligations to the extent that, but for such failure, such party could have avoided all or any portion of such obligation.

                           (b) Disputes. In the event of a dispute arising with
                  respect to payments or requested payments under this Agreement, the party requested to provide a payment shall notify in writing the party presenting the claim as to the amount of the claim that is disputed. If the parties cannot agree on the calculation of the payment, such disagreement shall be referred for resolution to such nationally recognized independent certified public accounting firm as is mutually agreed upon by the Seller and the Buyer (a "Tax Referee"). If the parties cannot agree on such a Tax Referee, the Tax Referee shall be picked by two nationally recognized independent certified public accounting firms, one picked by the Buyer and one picked by the Seller; provided, however, that the Tax Referee so picked shall not at that time be the regular auditor of the Buyer or the Seller, or any affiliate of any of them. The decision of the Tax Referee shall be final and binding on the parties. The fees of the Tax Referee shall be shared equally by the Seller on the one hand and the Buyer on the other.

                           (c) Integration with Merger Agreement. The provisions of this Agreement shall take precedence over the provisions of the Merger Agreement to the extent such provisions are inconsistent herewith or duplicative hereof.

                  5.       Cooperation on Tax Matters; Conduct of Proceedings.

                           (a) Tax Proceedings. Buyer shall notify Seller in
                  writing promptly upon learning of any governmental inquiry, examination, or proceeding (a "Tax Proceeding") that could result in a determination with respect to Taxes due or payable by Buyer or any Acquired Company for which Seller is liable or against which Seller may be required to reimburse or indemnify Buyer or any Acquired Company pursuant to this Agreement. Seller shall exercise at its sole expense (and in such manner as it may determine) complete control over the handling, disposition, and settlement of any such Tax Proceeding insofar as it relates to matters for which Seller is so liable or against which Seller may so be required to reimburse or indemnify Buyer or any Acquired Company (a "Covered Matter"); provided, that Buyer may participate at its sole cost and expense in the handling, disposition and settlement thereof; and provided, further, that Seller shall not enter into any compromise or agreement with respect to any Covered Matters without the consent of the Buyer (which shall not be unreasonably withheld, conditioned, or delayed) if such compromise or agreement, taken as a whole, would have a direct adverse effect on Buyer or any Acquired Company (after giving effect to Seller's indemnification obligations hereunder). Buyer and the Acquired Companies shall cooperate with the Seller, as the Seller may reasonably request (including without limitation providing the Seller with such powers of attorney as may be reasonably necessary or appropriate) during the course of any such Tax Proceeding; and the parties shall cooperate fully with each other and their respective counsel in any Tax Proceeding relating to Tax periods for which both could be ultimately liable, taking into account their obligations hereunder (including without limitation providing any necessary powers of attorney).

                           (b) Tax Returns, Etc. Buyer and the Seller shall
                  cooperate fully, as and to the extent reasonably requested by the other party, in connection with the calculation of any Taxes and with the preparation and filing of Tax Returns for periods through the Effective Time pursuant to this Agreement, and in connection with any Tax Proceeding with respect to Taxes for any period through the Effective Time affecting or relating to any Acquired Company. Such cooperation shall include the retention and (upon the other party's written request) the provision of records and information that are reasonably relevant to such preparation and filing and to any Tax Proceeding relating thereto and providing additional information and explanation of any material so provided.

                  6.       Refunds and Timing Adjustments.

                           (a) Refunds. Any refunds or credits of federal,
                  state, local, or foreign Taxes of an Acquired Company received by Buyer, Seller, or any Acquired Company attributable to losses, credits or similar allowances arising in or attributable to periods ending on or prior to the Effective Time or to decreases in Tax liability in such periods shall be for the account of the Seller and all other refunds or credits of any Acquired Company shall be for the account of the Buyer (or the Acquired Company), it being understood that any refunds or credits so attributable to Tax periods including the Effective Time shall be divided between the parties in a manner consistent with the principles of Section 2(c). Any party or any Acquired Company receiving such a refund or credit that is for the account of the other party hereunder shall promptly pay to the other party an amount equal to the amount of such refund or credit after the receipt thereof. No Acquired Company shall carry back any net operating loss or credit incurred or realized following the Effective Time to Tax periods of the Acquired Company ending at or prior to the Effective Time (or to any other period in which the Acquired Company was a member of an Affiliated Group with the Seller), and each Acquired Company shall elect to relinquish the carryback period in respect of any such net operating losses or credits if necessary or appropriate to give effect to the foregoing.

                           (b) Timing Adjustments. If the Tax liability of any
                  Acquired Company for a period through and including the Effective Time is increased (a "Pre-Closing Increase") because of the correction of the timing of an item of income, deduction, or credit, which, when corrected, produces a Tax benefit available to Buyer or an Acquired Company after the Effective Time, Buyer shall pay to Seller from time to time upon its (or any Acquired Company's) receipt or application of all or any portion of such Tax benefit a cumulative aggregate amount equal to the lesser of (i) the amount of such Tax benefit or portion thereof or (ii) the amount of the Pre-Closing Increase. If the Tax liability of any Acquired Company for a period after the Effective Time is increased (a "Post-Closing Increase") because of the correction of the timing of an item of income, deduction, or credit, which, when corrected, produces a Tax benefit available to the Seller or an Acquired Company for a period on or before the Effective Time, the Seller shall pay to Buyer (or, if applicable, any amount payable by the Buyer to the Seller under subsection (a) above shall be reduced by) an amount equal to the lesser of
                  (i) the amount of such Tax benefit or portion thereof or (ii) the amount of the Post-Closing Increase.

                  7.       Miscellaneous.

                           (a) This Agreement (together with the Merger
                  Agreement) contains the entire understanding of the parties relating to the subject matter hereof, supersedes all prior agreements and understandings relating thereto, and shall not be amended except by a written instrument hereafter signed by all of the parties hereto. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. The headings of sections and subsections are for reference only and shall not limit or control the meaning thereof. Any notices, requests, payments, instructions, or other documents to be given hereunder shall be given in the manner provided by
                  Section 10.02 of the Merger Agreement. This Agreement shall be governed by and construed and enforced in accordance with the internal laws (and not the choice-of-law rules) of the State of Delaware. This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

                           (b) The representations, warranties, covenants, and
                  agreements of the parties set forth in this Agreement shall survive the Effective Time until the expiration of the applicable statute of limitations for Tax assessments (including any extensions thereof).

                           (c) This Agreement shall not create any rights in any person other than the parties to this Agreement.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as an instrument under seal as of the day and year first written above.


                           MERCURY FINANCE COMPANY



                           By:
                           Name:
                           Title:


                           BANK OF BOSTON CORPORATION



                           By:
                           Name:
                           Title: